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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                      NOVEMBER 15, 1996 (NOVEMBER 8, 1996)

           DELAWARE                      0-24392                    86-0762415
 (STATE OR OTHER JURISDICTION    (COMMISSION FILE NUMBER)        (I.R.S. EMPLOYER
      OF INCORPORATION)                                         IDENTIFICATION NO.)

            410 NORTH 44TH STREET, SUITE 700 PHOENIX, ARIZONA 85008
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (602) 220-6666

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

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On November 8, 1996, Doubletree Corporation, a Delaware corporation (the "Company"), completed its acquisition of Red Lion Hotels, Inc., a Delaware corporation ("Red Lion"), pursuant to the Agreement and Plan of Merger dated as of September 12, 1996 (the "Merger Agreement"), by and among the Company, RLH Acquisition Corp. ("Merger Sub") and Red Lion (a copy of which was filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated September 12, 1996, and is incorporated herein by reference). A copy of the press release dated November 8, 1996 issued by the Company with respect to the Merger is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

     Merger Consideration. Pursuant to the Merger Agreement, on November 8, 1996, Merger Sub merged with and into Red Lion (the "Merger"), with Red Lion continuing as the surviving corporation and as a wholly owned subsidiary of the Company. As a result of the Merger, each outstanding share of common stock, par value $.01 per share, of Red Lion ("Red Lion Common Stock") was converted into the right to receive $21.30 in cash, without interest, plus 0.2314 shares of common stock, par value $.01 per share, of the Company ("Common Stock"). In addition, each outstanding Red Lion employee stock option was converted as a result of the Merger into the right to receive the same cash and stock consideration into which the share or shares of Red Lion Common Stock issuable upon exercise of such employee stock option would have been converted if such employee stock option had been exercised immediately prior to the effective time of the Merger (the "Effective Time"), reduced on a pro rata basis by the aggregate exercise price for the shares of Red Lion Common Stock then issuable upon exercise of such employee stock option and the amount of any withholding taxes required thereon.

     Accordingly, the stockholders and optionholders of Red Lion immediately prior to the Merger became entitled at or following the Effective Time to receive, in the aggregate, $688,199,723 in cash and 7,381,588 shares of Common Stock as a result of the Merger (provided that such securityholders will receive cash in lieu of any fractional shares represented thereby). The amount of such consideration was determined pursuant to arm's-length negotiations among the parties to the Merger Agreement.

     Sources of Funds. Simultaneously with the consummation of the Merger on November 8, 1996, the Company (i) issued and sold 2,627,534 shares of Common Stock, and five-year warrants to purchase an additional 262,753 shares of Common Stock (the "Warrants"), to PT Investments, Inc. ("PTI"), a wholly owned subsidiary of General Electric Pension Trust ("GEPT"), for an aggregate purchase price of $100,000,000 (the "GEPT Equity Investment"), pursuant to a Securities Purchase Agreement dated as of October 31, 1996 by and between the Company and the Trustees of GEPT (the "Securities Purchase Agreement"), (ii) issued and sold 5,600,000 shares of Common Stock in a registered public offering for an aggregate purchase price, after deducting underwriting discounts and commissions, of $210,672,000 (the "Public Equity Offering"), and (iii) borrowed $493,200,000 under a bank term loan facility (the "Credit Facility"), pursuant to a Credit Agreement dated as of November 8, 1996 by and among the Company, Morgan Stanley Senior Funding, Inc., as syndication agent and arranger, The Bank of Nova Scotia, as administrative agent, and the lenders identified therein (the "Credit Agreement"). Copies of the Securities Purchase Agreement, the certificate evidencing the Warrants, and the Credit Agreement are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

     Of the $803,872,000 of total proceeds from the foregoing financing transactions, $688,199,723 was or will be used to pay the aggregate cash consideration payable to Red Lion securityholders as a result of the Merger, and the remainder, together with cash on hand of the Company, was used to repay $124,184,099 of outstanding bank indebtedness of Red Lion as of the Effective Time.

     On November 13, 1996, pursuant to an over-allotment option granted by the Company to the underwriters of the Public Equity Offering in connection therewith, the Company issued and sold an additional 840,000 shares of Common Stock to such underwriters for an aggregate purchase price, after deducting underwriting discounts and commissions, of $31,600,800. The proceeds from such sale of additional shares were used to repay an equal amount of the outstanding indebtedness under the Credit Facility. The total outstanding indebtedness of the Company under the Credit Facility is currently $461,599,200.

     Interests of Certain Persons. Upon consummation of the Merger and the financing transactions described above, (i) the Trustees of GEPT (through GEPT's wholly owned subsidiary, PTI) and GEPT's affiliate, GE Investment Hotel Partners I, Limited Partnership ("GEHOP"), together beneficially owned an aggregate of 9,088,402 shares of Common Stock (including 262,753 shares issuable upon exercise of the Warrants), or 22.83% of the total number of shares of Common Stock outstanding on a fully diluted basis as of October 11, 1996 (as reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996), as adjusted to reflect the issuances of additional shares of Common Stock pursuant to the Merger and the foregoing financing transactions, and (ii) Red Lion, a California Limited Partnership (the "Partnership") beneficially owned 4,836,260 shares of Common Stock, or 12.23% of such total number of shares outstanding on an adjusted basis as aforesaid.

     At the Effective Time, the Board of Directors of the Company was expanded to include Michael W. Michelson and Edward I. Gilhuly, as designees of the Partnership. Messrs. Michelson and Gilhuly were each directors of Red Lion until the Effective Time. Mr. Michelson is a stockholder, director and executive vice president of RLA-GP, Inc. ("RLA"), the general partner of the Partnership, and Mr. Gilhuly is a director and executive vice president of RLA. As the sole general partner of the Partnership, RLA has sole voting and investment power with respect to the shares of Common Stock owned by the Partnership. Mr. Michelson and George R. Roberts, who is a stockholder, director and president of RLA, are each general partners of KKR Associates (Delaware), a limited partner of the Partnership and an affiliate of Kohlberg Kravis Roberts & Co.

     In connection with the Merger, the existing registration rights agreement, as amended, among the Company and certain of its stockholders (the "1993 Registration Rights Agreement") was amended, among other things, (i) to grant to the Partnership four demand and unlimited "piggyback" registration rights with respect to the 4,836,260 shares of Common Stock issued to the Partnership pursuant to the Merger and (ii) to provide that the 2,627,534 shares of Common Stock issued to PTI pursuant to the GEPT Equity Investment, and the 262,753 shares of Common Stock issuable upon exercise of the Warrants, will be covered by the demand and "piggyback" registration rights of GEHOP thereunder. A copy of such amendment to the 1993 Registration Rights Agreement is filed herewith as
Exhibit 10.4 and is incorporated herein by reference.

     Pursuant to the Merger, at the Effective Time, the Company, the Partnership, Red Lion and certain affiliates of Red Lion entered into a Partnership Services Agreement (the "Partnership Services Agreement") pursuant to which the Company has agreed, upon request from the Partnership, to provide certain support services to the Partnership in return for a fee. In addition, the Company has agreed thereunder to guaranty, subject to defenses available to Red Lion, the liabilities and obligations of Red Lion owed to the Partnership and its affiliates arising out of or related to Red Lion's business. A copy of Partnership Services Agreement is filed herewith as Exhibit 10.5 and is incorporated herein by reference.

     At the Effective Time, the Company also entered into a Guaranty of Lease Obligations (the "Partnership Lease Guaranty") with Red Lion and RLH Partnership, L.P. ("RLH"), a subsidiary of the Partnership, pursuant to which the Company agreed to guaranty the obligations of Red Lion and its subsidiaries owed to RLH and its partners and affiliates under a master lease relating to 17 hotel properties leased by RLH to Red Lion (the "Partnership Lease"). Copies of the Partnership Lease Guaranty and the Partnership Lease are filed herewith as Exhibits 10.6 and 10.7, respectively, and are incorporated herein by reference.

ITEM 5. OTHER EVENTS

     On November 13, 1996, the Company issued a press release (a copy of which is filed herewith as Exhibit 99.2 and is incorporated herein by reference), announcing the appointment of Richard M. Kelleher as President and Chief Executive Officer of the Company.

     On the same date, the Company issued a second press release (a copy of which is filed herewith as Exhibit 99.3 and is incorporated herein by reference), announcing the appointment of William L. Perocchi as a director of the Company, thereby increasing the size of the Board of Directors of the Company to eleven members. Mr. Perocchi is the Executive Vice President, Chief Financial Officer and Treasurer of the Company.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

          (a) Financial statements of businesses acquired.

        The following financial statements of the acquired businesses referred to in Item 2 above are filed as a part of this report:

              Consolidated Balance Sheets of Red Lion Hotels, Inc. and its subsidiaries at December 31, 1995 and September 30, 1996;

              Consolidated Statements of Income of Red Lion Hotels, Inc. and its subsidiaries for the ten months ended December 31, 1995, seven months ended September 30, 1995 and nine months ended September 30, 1996;

              Consolidated Statements of Stockholders' Equity of Red Lion Hotels, Inc. and its subsidiaries for the ten months ended December 31, 1995 and nine months ended September 30, 1996;

              Consolidated Statements of Cash Flows of Red Lion Hotels, Inc. and its subsidiaries for the ten months ended December 31, 1995, seven months ended September 30, 1995 and nine months ended September 30, 1996;

              Notes to above Consolidated Financial Statements of Red Lion Hotels, Inc. and its subsidiaries;

              Consolidated Balance Sheet of Red Lion, a California Limited Partnership and its subsidiaries at December 31, 1994;

              Consolidated Statements of Operations of Red Lion, a California Limited Partnership and its subsidiaries for the years ended December 31, 1994 and 1993 and the seven months ended July 31, 1995;

              Consolidated Statements of Partners' Equity of Red Lion, a California Limited Partnership and its subsidiaries for the years ended December 31, 1994 and 1993 and the seven months ended July 31, 1995;

              Consolidated Statements of Cash Flows of Red Lion, a California Limited Partnership and its subsidiaries for the years ended December 31, 1994 and 1993 and the seven months ended July 31, 1995; and

              Notes to above Consolidated Financial Statements of Red Lion, a California Limited Partnership and its subsidiaries.

          (b) Pro forma financial information.

        The following unaudited pro forma financial information of Doubletree Corporation and its subsidiaries, relating to the Merger and the other transactions described in Item 2 above, is filed as a part of this report:

              Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the nine months ended September 30, 1995 and September 30, 1996, assuming the Merger and certain other transactions had occurred as of January 1, 1995;

              Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1996, assuming the Merger and certain other transactions had occurred as of September 30, 1996; and

              Notes to above Unaudited Pro Forma Condensed Consolidated Financial Information.

        (c) Exhibits.

             2.1- Agreement and Plan of Merger dated as of September 12, 1996, by and among Doubletree Corporation, RLH Acquisition Corp. and Red Lion Hotels, Inc.

             10.1 Securities Purchase Agreement dated as of October 31, 1996 by and between the Company and the Trustees of General Electric Pension Trust.

             10.2 Warrants to purchase 262,753 shares of Common Stock of
                  Doubletree Corporation.

             10.3 Credit Agreement dated as of November 8, 1996 by and among the
                  Company, Morgan Stanley Senior Funding, Inc., as syndication agent and arranger thereunder, The Bank of Nova Scotia, as administrative agent thereunder, and the lenders identified therein.

             10.4 Amendment No. 3 to the Incorporation and Registration Rights
                  Agreement dated as of November 8, 1996 by and among Doubletree Corporation, GE Investment Hotel Partners I, Limited Partnership, Metpark Funding Inc., The Ueberroth Family Trust, Ueberroth Investment Trust, Richard J. Ferris, Ridge Partners, L.P., Robert M. Solmson (for himself and as attorney-in-fact for the RFS Shareholders, as defined therein), Canadian Pacific Hotel Holdings (U.S.) Inc. and Red Lion, a California Limited Partnership.

             10.5 Partnership Services Agreement dated as of November 8, 1996 by and among Doubletree Corporation, Red Lion Hotels, Inc., Red Lion, a California Limited Partnership and the affiliates thereof identified therein.

             10.6 Guaranty of Lease Obligations dated as of November 8, 1996 by and among Doubletree Corporation, Red Lion Hotels, Inc. and RLH Partnership, L.P.

             10.7 Master Lease dated August 1, 1995 between RLH Partnership,
                  L.P. and Red Lion Hotels, Inc.

             99.1 Press Release of Doubletree Corporation dated November 8,
                  1996.

             99.2 Press Release of Doubletree Corporation dated November 13,
                  1996.

             99.3 Second Press Release of Doubletree Corporation dated November
                  13, 1996.
---------------
- Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated September 12, 1996.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          DOUBLETREE CORPORATION


                                          /s/ William L. Perocchi
                                          --------------------------------------
                                          William L. Perocchi
                                          Executive Vice President, Chief
                                          Financial Officer and Treasurer

Dated: November 21, 1996

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets of Red Lion Hotels, Inc. and its subsidiaries at December
  31, 1995 and September 30, 1996.....................................................  F-3
Consolidated Statements of Income of Red Lion Hotels, Inc. and its subsidiaries for the ten months ended December 31, 1995, seven months ended September 30, 1995 and nine months ended September 30, 1996................................................  F-4
Consolidated Statements of Stockholders' Equity of Red Lion Hotels, Inc. and its
  subsidiaries for the ten months ended December 31, 1995 and nine months ended
  September 30, 1996..................................................................  F-5
Consolidated Statements of Cash Flows of Red Lion Hotels, Inc. and its subsidiaries for the ten months ended December 31, 1995, seven months ended September 30, 1995 and nine months ended September 30, 1996............................................  F-6
Notes to above Consolidated Financial Statements of Red Lion Hotels, Inc. and its
  subsidiaries........................................................................  F-7
Independent Auditors' Report..........................................................  F-21
Consolidated Balance Sheet of Red Lion, a California Limited Partnership and its
  subsidiaries at December 31, 1994...................................................  F-23
Consolidated Statements of Operations of Red Lion, a California Limited Partnership
  and its subsidiaries for the years ended December 31, 1994 and 1993 and the seven months ended July 31, 1995..........................................................  F-24
Consolidated Statements of Partners' Equity of Red Lion, a California Limited
  Partnership and its subsidiaries for the years ended December 31, 1994 and 1993 and the seven months ended July 31, 1995................................................  F-25
Consolidated Statements of Cash Flows of Red Lion, a California Limited Partnership
  and its subsidiaries for the years ended December 31, 1994 and 1993 and the seven months ended July 31, 1995..........................................................  F-26
Notes to above Consolidated Financial Statements of Red Lion, a California Limited
  Partnership and its subsidiaries....................................................  F-28
Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended
  December 31, 1995 and the nine months ended September 30, 1995 and September 30,
  1996, assuming the Merger and certain other transactions had occurred as of January
  1, 1995.............................................................................  F-38
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1996,
  assuming the Merger and certain other transactions had occurred as of September 30,
  1996................................................................................  F-42
Notes to above Unaudited Pro Forma Condensed Consolidated Financial Information.......  F-43

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Red Lion Hotels, Inc.:

     We have audited the accompanying consolidated balance sheet of Red Lion Hotels, Inc. and subsidiaries (the "Company") as of December 31, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the ten month period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Red Lion Hotels, Inc. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the ten month period ended December 31, 1995, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Portland, Oregon
February 24, 1996

                             RED LION HOTELS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      SEPTEMBER 30,
                                                                     DECEMBER 31,         1996
                                                                         1995          (UNAUDITED)
                                                                     ------------     -------------
                                  ASSETS
Current Assets:
  Cash and cash equivalents........................................    $ 68,355          $ 18,706
  Accounts receivable, net.........................................      19,709            23,436
  Accounts receivable -- affiliates................................      12,096             4,662
  Inventories......................................................       6,339             6,317
  Prepaid expenses and other current assets........................       5,461             4,250
  Deferred income taxes............................................       2,306             2,616
                                                                       --------          --------
          Total current assets.....................................     114,266            59,987
Property and Equipment, net........................................     336,269           401,550
Investment in and Advances to Unconsolidated Joint Ventures........      16,429            18,194
Goodwill, net......................................................      21,508            32,197
Deferred Income Taxes..............................................       6,571             2,098
Due from Affiliate.................................................      20,828            22,261
Other Assets, net..................................................      11,049            11,420
                                                                       --------          --------
                                                                       $526,920          $547,707
                                                                       ========          ========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.................................................    $ 23,618          $ 16,277
  Accrued expenses.................................................      37,197            42,157
  Current portion of long-term debt................................       7,759            48,620
                                                                       --------          --------
          Total current liabilities................................      68,574           107,054
Long-Term Debt, net of current portion.............................     215,608           164,686
Other Long-Term Obligations........................................      11,169            11,697
Joint Venturers' Interest..........................................       1,290                --
                                                                       --------          --------
          Total liabilities........................................     296,641           283,437
                                                                       --------          --------
Commitments and Contingencies (Notes 5 and 11)
Stockholders' Equity:
  Preferred stock, $.01 par value; 10,000,000 shares authorized;
     0 shares issued and outstanding (unaudited)...................          --                --
  Common stock, $.01 par value; 100,000,000 shares authorized;
     31,315,000 shares issued and outstanding (unaudited)..........         313               313
  Additional paid-in capital and net assets contributed............     214,361           214,408
  Retained earnings................................................      15,605            49,549
                                                                       --------          --------
          Total stockholders' equity...............................     230,279           264,270
                                                                       --------          --------
                                                                       $526,920          $547,707
                                                                       ========          ========

                See notes to consolidated financial statements.

                             RED LION HOTELS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                          SEVEN                 NINE
                                                       TEN             MONTHS ENDED         MONTHS ENDED
                                                  MONTHS ENDED      SEPTEMBER 30, 1995   SEPTEMBER 30, 1996
                                                DECEMBER 31, 1995      (UNAUDITED)          (UNAUDITED)
                                                -----------------   ------------------   ------------------
Revenues:
  Rooms........................................    $   115,370          $   53,332          $   236,017
  Food and beverage............................         72,711              26,351              120,278
  Other........................................         26,688              13,012               43,510
                                                   -----------          ----------          -----------
          Total revenues.......................        214,769              92,695              399,805
Operating Costs and Expenses:
  Departmental direct expenses:
     Rooms.....................................         28,723              11,805               57,419
     Food and beverage.........................         54,181              19,791               94,349
     Other.....................................          7,996               3,146               14,999
  Property indirect expenses...................         43,668              17,241               84,004
  Other costs..................................         17,111               6,502               26,331
  Depreciation and amortization................          8,715               3,918               14,637
  Payments due to owners of managed hotels.....         19,428               9,124               39,983
  Expenses resulting from the Formation and
     Offering..................................         14,662              14,662                   --
                                                   -----------          ----------          -----------
  Operating Income.............................         20,285               6,506               68,083
Equity in Earnings of Unconsolidated Joint
  Ventures.....................................            685                 271                1,277
Other Income (Expense):
  Interest income..............................          1,600                 637                1,630
  Interest expense.............................         (9,707)             (5,295)             (13,396)
                                                   -----------          ----------          -----------
          Total other expense..................         (8,107)             (4,658)             (11,766)
                                                   -----------          ----------          -----------
  Income Before Joint Venturers' Interests.....         12,863               2,119               57,594
Joint Venturers' Interests.....................         (1,365)             (1,070)              (1,354)
                                                   -----------          ----------          -----------
  Income Before Income Taxes...................         11,498               1,049               56,240
Income Tax Benefit (Expense)...................          4,107               8,287              (22,296)
                                                   -----------          ----------          -----------
Net Income.....................................    $    15,605          $    9,336          $    33,944
                                                   ===========          ==========          ===========
Earnings Per Common Share......................    $      1.00          $     1.04          $      1.08
                                                   ===========          ==========          ===========
Weighted Average Common Shares Outstanding.....     15,656,300           8,946,500           31,312,500
                                                   ===========          ==========          ===========

                See notes to consolidated financial statements.

                             RED LION HOTELS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                 ADDITIONAL
                                                                   PAID-IN
                                             COMMON STOCK        CAPITAL AND
                                           -----------------     NET ASSETS      RETAINED
                                           SHARES     AMOUNT     CONTRIBUTED     EARNINGS      TOTAL
                                           ------     ------     -----------     --------     --------
Balance at February 28, 1995.............      --      $ --        $     --       $    --     $     --
Net assets contributed...................  20,900       209          34,427            --       34,636
Net proceeds from initial public
  offering...............................  10,063       101         173,287            --      173,388
Issuance of shares in conjunction with
  termination of an incentive unit
  plan...................................     350         3           6,647            --        6,650
Net income...............................      --        --                        15,605       15,605
                                           ------      ----        --------       -------     --------
Balance at December 31, 1995.............  31,313       313         214,361        15,605      230,279
Stock options exercised (unaudited)......       2        --              47            --           47
Net income (unaudited)...................      --        --              --        33,944       33,944
                                           ------      ----        --------       -------     --------
Balance at September 30, 1996
  (unaudited)............................  31,315      $313        $214,408       $49,549     $264,270
                                           ======      ====        ========       =======     ========

                See notes to consolidated financial statements.

                             RED LION HOTELS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        SEVEN MONTHS         NINE MONTHS
                                                                    TEN MONTHS             ENDED                ENDED
                                                                       ENDED         SEPTEMBER 30, 1995   SEPTEMBER 30, 1996
                                                                 DECEMBER 31, 1995      (UNAUDITED)          (UNAUDITED)
                                                                 -----------------   ------------------   ------------------
Cash Flows from Operating Activities:
  Net income....................................................     $  15,605           $    9,336            $ 33,944
  Adjustments to reconcile net income to cash provided by
    operating activities:
    Income attributable to joint venturers' interest............         1,365                1,070               1,354
    Distributions to joint venturers............................        (1,702)                (830)               (933)
    Equity in earnings of unconsolidated joint ventures.........          (685)                (271)             (1,277)
    Depreciation and amortization...............................         8,715                3,918              14,637
    Amortization of other assets................................         1,092                  763                 969
    Deferred income tax provision (benefit).....................        (8,877)             (11,264)              4,163
    Issuance of common stock in connection with termination of
      the incentive unit plan...................................         6,650                6,650                  --
    Changes in assets and liabilities:
      Accounts receivable.......................................        (1,097)              (1,451)             (3,727)
      Accounts receivable -- affiliates.........................        (2,015)              (3,591)              7,434
      Inventories...............................................          (413)                (247)                 22
      Prepaid expenses and other current assets.................          (427)                (332)              1,211
      Accounts payable, accrued expenses and other long-term
         obligations............................................        17,683               11,880              (3,143)
                                                                     ---------           ----------            --------
         Net cash provided by operating activities..............        35,894               15,631              54,654
                                                                     ---------           ----------            --------
Cash Flows from Investing Activities:
  Purchase of property and equipment, net.......................       (16,499)              (4,601)            (80,259)
  Additions to goodwill.........................................            --                   --             (11,236)
  Net decrease (increase) in due from affiliates................        (8,017)                 348              (1,433)
  Net increase in other assets..................................         4,153               (1,449)               (452)
  Net decrease (increase) in advances to and investments in
    unconsolidated joint ventures...............................        (3,271)                 341              (1,118)
  Distributions from unconsolidated joint ventures..............           160                   80                 209
                                                                     ---------           ----------            --------
         Net cash used in investing activities..................       (23,474)              (5,281)            (94,289)
                                                                     ---------           ----------            --------
Cash Flows from Financing Activities:
  Cash received from contribution of assets.....................        10,480               10,480                  --
  Net proceeds from common stock issued in the Offering.........       173,388              177,279                  --
  Net proceeds from exercise of stock options...................            --                   --                  47
  Proceeds from long-term borrowings............................       135,000              135,000               9,000
  Repayments of long-term borrowings............................      (256,467)            (255,051)            (19,381)
  Increase in note payable......................................           230                   65                 320
  Increase in deferred loan costs...............................        (6,696)              (6,957)                 --
                                                                     ---------           ----------            --------
         Net cash provided by (used in) financing activities....        55,935               60,816             (10,014)
                                                                     ---------           ----------            --------
Net Increase (Decrease) in Cash and Cash Equivalents............        68,355               71,166             (49,649)
Cash and Cash Equivalents at Beginning of Period................            --                   --              68,355
                                                                     ---------           ----------            --------
Cash and Cash Equivalents at End of Period......................     $  68,355           $   71,166            $ 18,706
                                                                     =========           ==========            ========
Supplemental Disclosure of Cash Flow Information:
  Cash paid for:
    Interest....................................................     $   8,133           $    1,732            $ 11,873
    Income taxes................................................         2,945                   --              16,155
Noncash Investing and Financing Activities:
    Net assets (other than cash) contributed by Historical Red
      Lion (Note 1), including property and equipment of
      $327,928 and $45,006 (unaudited), long-term debt of
      $344,500 and $45,000 (unaudited), investments in and
      advances to unconsolidated joint ventures of $12,790 and
      $0 (unaudited), other assets and amounts receivable from
      affiliates of $54,644 and $859 (unaudited), other
      long-term obligations of $7,396 and $0 (unaudited), joint
      venturers' interests of $1,742 and $412 (unaudited),
      current assets or $29,572 and $0 (unaudited) and current
      liabilities of $47,140 and $546 (unaudited) for the ten
      months ended December 31, 1995 and the seven months ended
      September 30, 1995, respectively..........................     $  24,156           $       93            $     --

                See notes to consolidated financial statements.

                             RED LION HOTELS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

  Nature of Operations

     Red Lion Hotels, Inc. together with its subsidiaries ("Red Lion" or the "Company") is a full service hospitality company operating 56 hotels in 10 western states. A typical Red Lion property is a full service hotel located in close proximity to a business or commercial center, airport, major highway or tourist destination. Red Lion hotels target the business traveler (both individual and group) and compete primarily in the upscale segment of the lodging industry.

     The Company was incorporated in Delaware in March 1994 as a wholly owned subsidiary of Red Lion, a California Limited Partnership ("Historical Red Lion"). The Company's operations commenced in March 1995 when Historical Red Lion contributed to the Company a 49.4% interest in a joint venture (the "Santa Barbara Joint Venture") which owns Fess Parker's Red Lion Resort (the "Santa Barbara Hotel") located in Santa Barbara, California.

     The Company initiated an initial public offering of a portion of its common stock on July 26, 1995 (the "Offering"), which closed August 1, 1995, raising net proceeds of approximately $173 million. After giving effect to the Offering, Historical Red Lion owns approximately 67% of the Company.

     On August 1, 1995, prior to the closing of the Offering, Historical Red Lion repaid certain of its outstanding indebtedness with existing cash balances and contributed substantially all of its assets (excluding 17 hotels and certain related obligations (the "Leased Hotels"), certain minority joint venture interests and certain current assets) and certain liabilities to the Company (the "Formation"). Historical Red Lion subsequent to the Formation and refinancing of the Company (the "Partnership") retained the Leased Hotels and the related goodwill, deferred loan costs and mortgage debt, certain minority joint venture interests and certain current assets.

     On August 1, 1995, the Company refinanced or repaid substantially all of the debt contributed pursuant to the Formation with the net proceeds of the Offering, borrowings under a new term loan and existing cash (the
"Refinancing"). The Company also entered into a long-term master lease with the Partnership for the Leased Hotels.

     Pursuant to the contribution agreement entered into between the Company and the Partnership at the time of Formation, the Partnership exercised its right to require the Company to purchase the Partnership's retained joint venture interests. On September 12, 1996, the Company purchased the Partnership's joint venture interests in seven joint ventures for approximately $1.3 million.

     On September 12, 1996, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Doubletree Corporation ("Doubletree"), pursuant to which the Company was acquired by Doubletree through the merger of a wholly owned subsidiary with and into the Company. Consummation of the transaction was completed during the fourth quarter of 1996 (refer to Note 14, subsequent event).

  Basis of Presentation

     The accompanying financial statements reflect the contribution, at Historical Red Lion's net book value, of the interest in the Santa Barbara Joint Venture. Accordingly, the Santa Barbara Joint Venture has been consolidated with the Company in the accompanying financial statements prior to the Formation. In connection with the Formation, the other assets and liabilities contributed by Historical Red Lion have been recorded in the accompanying consolidated financial statements at Historical Red Lion's net book value at August 1, 1995. There were no operations of the Company prior to the contribution of the Santa Barbara Joint Venture. Therefore, the accompanying consolidated financial statements reflect ten and seven months rather than twelve and nine months of 1995 operations, consisting of the results of the Santa Barbara Joint Venture

                             RED LION HOTELS, INC.

for ten and seven months and the results of the other hotels and operations contributed pursuant to the Formation for five and two months.

     The Santa Barbara Joint Venture contribution did not transfer the right to manage the operations of the Santa Barbara Hotel to the Company. Therefore, the financial statements of the Company prior to the Formation do not include the operating revenues and expenses of the Santa Barbara Hotel or that hotel's current assets and current liabilities. These amounts were included in the financial statements of Historical Red Lion, which continued to manage the Santa Barbara Hotel. The right to manage the operations of the Santa Barbara Hotel was transferred to the Company at Formation, and that hotel's operating revenues, expenses and current assets and current liabilities are reflected in the consolidated financial statements of the Company beginning August 1, 1995.

     The accompanying consolidated financial statements for the seven months ended September 30, 1995 reflect the results of the interest in the Santa Barbara Joint Venture only for approximately five months. Beginning August 1, 1995, the consolidated financial statements reflect the results of the Formation and Offering and full commencement of the Company's operations.

     The consolidated financial statements include four joint ventures in which the interests of the Company exceed 50%. In addition, the Company consolidates one of its 50% owned joint ventures because the Company controls the joint venture through contractual arrangements, has the majority of capital at risk through its significant ownership percentage and has guaranteed 100% of the joint venture's third party debt. The unconsolidated joint ventures, including two 50% and one 10% owned joint venture, are accounted for on the equity method of accounting.

     In 1987, Historical Red Lion sold its interest in 10 hotels to Red Lion Inns Limited Partnership, a publicly traded limited partnership (the "MLP"). Red Lion Properties, Inc., the general partner of the MLP, was contributed to the Company in connection with the Formation and is a wholly owned subsidiary of the Company. The MLP's public limited partners have an effective 98.01% ownership interest in the MLP's hotels with the general partner retaining the remaining
1.99 % ownership interest. The Company operates the MLP's hotels under a management agreement.

     Operating revenues, expenses and current assets and current liabilities of the MLP and other management contract hotels (including the three unconsolidated joint ventures which are also managed by the Company) are included in the accompanying consolidated financial statements because the operating responsibilities associated with these hotels are substantially the same as those for owned hotels. The operating profit, net of management fee income earned by the Company for managed hotels, is recorded as an expense in the accompanying consolidated statements of income. The consolidated financial statements include current assets and current liabilities of $9,933,000 and $8,638,000 (unaudited) at December 31, 1995 and September 30, 1996, respectively, and operating revenues of $73,685,000, $30,408,000 (unaudited) and $143,897,000 (unaudited) and operating expenses of $49,263,000, $19,249,000
(unaudited) and $94,323,000 (unaudited) for the ten months ended December 31, 1995, seven months ended September 30, 1995 and nine months ended September 30, 1996, respectively, related to the operation of the MLP and other management contract hotels.

     One wholly owned hotel was acquired by Historical Red Lion in 1989 subject to a nonrecourse cash flow mortgage which requires interest payments contingent on achieving certain levels of performance. Because of the nonrecourse and cash flow nature of the loan, the mortgage has not been recorded as an obligation and the property and equipment of the hotel are excluded from the consolidated financial statements. The mortgage is in substance a management contract with a purchase option. Accordingly, the hotel is treated as a management contract in the accompanying consolidated financial statements.

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities,

                             RED LION HOTELS, INC.

revenues and expenses and the disclosure of contingent assets and liabilities. While management endeavors to make accurate estimates, actual results could differ from estimates.

     All significant intercompany accounts and transactions have been eliminated in consolidation.

     The unaudited consolidated financial statements reflect, in the opinion of the management, all adjustments, all of which are of a normal recurring nature, necessary to present fairly the financial position of the Company at September 30, 1996 and the results of operations and cash flows for the nine month period ended September 30, 1996 and for the seven month period ended September 30, 1995. Interim results are not necessarily indicative of results to be expected for a full fiscal year.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, cash in banks, time deposits, commercial paper and U.S. government and other short-term securities with maturities of three months or less when purchased. The carrying amount approximates fair value because of the short-term maturity of these instruments. The balance at December 31, 1995 and September 30, 1996 includes commercial paper of $6,991,000 and $0 (unaudited) and government obligations of $58,443,000 and $15,823,000 (unaudited), respectively.

  Accounts Receivable

     Accounts receivable are shown net of allowances for doubtful accounts of $361,000 and $223,000 (unaudited) at December 31, 1995 and September 30, 1996, respectively.

  Inventories

     Inventories consist primarily of consumable supplies as well as food and beverage products held for sale. Inventories are valued at the lower of cost, determined on a first-in, first-out basis, or market.

  Property and Equipment

     Property and equipment consist of the following (in thousands):

                                                                             SEPTEMBER 30,
                                                            DECEMBER 31,         1996
                                                                1995          (UNAUDITED)
                                                            ------------     -------------
    Land..................................................    $  48,126        $  56,032
    Buildings and improvements............................      321,940          369,159
    Furnishings and equipment.............................      122,351          135,898
    Construction in progress..............................       14,834           19,735
                                                              ---------        ---------
                                                                507,251          580,824
    Accumulated depreciation..............................     (170,982)        (179,274)
                                                              ---------        ---------
                                                              $ 336,269        $ 401,550
                                                              =========        =========

     Property and equipment are stated at Historical Red Lion's carrying value at the date of contribution, plus additions, at cost, made subsequent to the contribution. Additions and improvements are capitalized at cost, including interest costs incurred during construction. Normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation and amortization are removed from the respective accounts and the resulting gain or loss, if any, is included in income.

                             RED LION HOTELS, INC.

     Base stock (linens, china, silverware and glassware) is depreciated to 50% of its initial cost on a straight-line basis over three years. Subsequent replacements are expensed when placed in service. The carrying value of base stock is included in furnishings and equipment.

     Depreciation is computed on a straight-line basis using the following estimated useful lives:

        Building and improvements....................  10 to 40 years
        Furnishings and equipment....................  5 to 15 years

  Investment in and Advances to Unconsolidated Joint Ventures

     The Company is a partner in three joint ventures which are accounted for on the equity method of accounting. The Company's equity in and advances to these joint ventures are shown under the caption "Investment in and Advances to Unconsolidated Joint Ventures" in the consolidated balance sheets. Because the Company manages these joint ventures, they are accounted for as managed hotels, and therefore, the operating revenues, expenses and current assets and current liabilities of the hotels are included in the consolidated financial statements.

     Profits and losses of these joint ventures are allocated in accordance with the joint venture agreements. The Company's share of the income or losses of the joint ventures (after management fee income) is recorded under the caption "Equity in Earnings of Unconsolidated Joint Ventures" in the consolidated statements of income. If a joint venture experiences operating losses which reduce the other joint venture partner's equity to a zero balance, the loss which would otherwise be attributable to the other joint venturer is absorbed within the Company's consolidated operating results.

     Summarized financial information for the unconsolidated joint ventures, excluding the current assets and current liabilities and operating revenues and expenses included in the Company's consolidated financial statements, is as follows (in thousands and unaudited):

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
                                            ASSETS

    Property and equipment, net.............................    $ 35,263        $ 36,674
    Goodwill, net...........................................         678             661
    Deferred loan costs.....................................         541             559
                                                                --------        --------
                                                                $ 36,482        $ 37,894
                                                                ========        ========

                              LIABILITIES AND PARTNERS' DEFICIT

    Net working capital.....................................    $  1,741        $    292
    Long-term debt, excluding current portion...............      21,841          24,778
    Company advances........................................      27,384          27,720
    Partners' deficit.......................................     (14,484)        (14,896)
                                                                --------        --------
                                                                $ 36,482        $ 37,894
                                                                ========        ========

                             RED LION HOTELS, INC.

                                                               TEN MONTHS     NINE MONTHS
                                                                 ENDED           ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
    Revenues (payments from the Company representing gross
      operating profit, net of management fees).............      $2,729         $7,793
    Expenses (principally depreciation and interest on
      outside debt and Company advances)....................       3,276          7,753
                                                                  ------         ------
    Net.....................................................      $ (547)        $   40
                                                                  ======         ======

  Goodwill

     Historical Red Lion acquired interests in certain hotels, motor inns and supporting auxiliary enterprises in 1985. Goodwill resulted from the acquisition and represents the excess of purchase price over the fair value of net assets acquired. Goodwill relates primarily to the hotels contributed to the Company by Historical Red Lion and is being amortized on a straight-line basis over its estimated useful life of approximately 40 years. Amortization expense was $301,000 and $548,000 (unaudited) for the ten months ended December 31, 1995 and nine months ended September 30, 1996, respectively. Accumulated amortization aggregated $7,219,000 and $7,767,000(unaudited) at December 31, 1995 and September 30, 1996, respectively.

  Deferred Loan Costs

     Deferred loan costs incurred in connection with the Company's indebtedness are included in other assets, net, and are amortized over the life of the associated debt.

  Accrued Expenses

     Accrued expenses include the following items (in thousands):

                                                                             SEPTEMBER 30,
                                                              DECEMBER 31,       1996
                                                                  1995        (UNAUDITED)
                                                              ------------   -------------
    Accrued payroll and related costs.......................     $22,253        $21,500
    Accrued interest........................................       2,311          2,203
    Other...................................................      12,633         18,454
                                                                 -------        -------
                                                                 $37,197        $42,157
                                                                 =======        =======

  Other Long-Term Obligations

     The Company provides for the uninsured portions of medical, property, liability and workers compensation claims. Such costs are estimated each year based on historical claims data relating to operations. While actual results may vary from estimates, the Company maintains stop-loss insurance to minimize the effect of large claims on financial results. The long-term portion of accrued claims costs relates primarily to general liability and workers compensation claims which are not expected to be paid within one year and is reflected in other long-term obligations.

     The Company's retirement savings plan includes a non-qualified Supplemental Employee Retirement Plan ("SERP") designed to supplement key employees whose benefits would otherwise be reduced due to certain statutory limits of a 401(k) plan. In addition, the Chief Executive Officer of the Company has entered into a separate supplemental income retirement agreement with the Company. Both of these obligations are reflected in long-term obligations.

                             RED LION HOTELS, INC.

  Income Taxes

     The Company utilizes the liability method to account for income taxes. Under the liability method, deferred taxes are provided for the effects of temporary differences between the financial statement and tax bases of assets and liabilities.

  Property Indirect Expenses

     Property indirect expenses include undistributed property expenses for selling, general and administrative, utilities, repairs and maintenance and an allocation of certain corporate services (such as marketing, legal, tax and accounting services) related to the operation of the properties.

  Other Costs

     Other costs include corporate administrative and general expenses, property taxes, insurance, leases and other miscellaneous costs.

  Payments Due to Owners of Managed Hotels

     Payments due to owners of managed hotels is analogous to rent owed to outside owners due to the nature of the management contracts and the control the Company has over operations. The amounts shown in the consolidated statement of income are net of management fee income of $4,994,000 and $9,340,000 (unaudited) earned by the Company for the ten months ended December 31, 1995 and nine months ended September 30, 1996, respectively.

  Joint Venturers' Interests

     The Company is a partner in eight joint ventures, each of which owns a separate hotel. The assets and liabilities of five of the eight joint ventures are fully consolidated due to the Company's control of the ventures. The other joint ventures are accounted for on the equity method of accounting (see "Investment in Unconsolidated Joint Ventures"). The caption "joint venturers' interests" represents the net equity attributable to the joint venturers' interests, including their share of income, losses, distributions and contributions.

     Profits and losses of each joint venture are allocated in accordance with the joint venture agreement. If a joint venture experiences operating losses which reduce the other joint venture partner's equity to a zero balance, the loss which would otherwise be attributable to the other joint venturer is absorbed within the Company's consolidated operating results.

  Earnings per Share and Stock Options

     Earnings per share is computed based on the weighted average number of common shares outstanding during the period. Common stock equivalents have not been included in the earnings per share calculation since their effect is immaterial.

  Impairment of Long-Lived Assets

     In March 1995, the Company adopted Statement of Financial Accounting Standards (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Management evaluates its ability to recover the recorded value of long-lived assets such as property and equipment, goodwill, investments in and advances to unconsolidated joint ventures and deferred loan costs at least annually, unless events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the sum of projected undiscounted future cash flows is less than the carrying amount of the asset, an impairment loss would be recognized to the extent that the carrying amount of the asset differs

                             RED LION HOTELS, INC.

from its fair value measured on a discounted cash flow basis. No impairment losses were recorded for the ten months ended December 31, 1995 or the nine months ended September 30, 1996.

3.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," effective January 1, 1996. SFAS No. 123 defines a fair value based method of accounting for employee stock options or similar instruments and permits companies to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows a company to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." The Company had elected to continue to measure compensation cost in conformity with APB No. 25 and to make pro forma disclosures of net income and earnings per share in its annual report on Form 10-K for the year ended December 31, 1996, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. However, under the terms of the Merger Agreement with Doubletree, which was consummated during the fourth quarter of 1996, all outstanding vested and unvested stock options were converted into the right to receive cash and common stock of Doubletree and canceled.

4.  LONG-TERM DEBT AND CREDIT FACILITIES

     Long-term debt consists of the following (in thousands):

                                                                             SEPTEMBER 30,
                                                              DECEMBER 31,       1996
                                                                  1995        (UNAUDITED)
                                                              ------------   -------------
    Term loan, LIBOR plus 2% (8.0% at December 31, 1995 and
      7.7% at September 30, 1996) payable through 2002.......   $133,750        $123,869
    Mortgages, variable rates (7.0% - 8.3% at December 31,
      1995 and 6.5% - 7.0% at September 30, 1996) payable
      through 1998...........................................     84,900          84,418
    Note payable, 8.69%, payable through 2022................      4,717           5,019
                                                                --------        --------
                                                                 223,367         213,306
    Current portion of long-term debt........................     (7,759)        (48,620)
                                                                --------        --------
    Long-term debt, net of current portion...................   $215,608        $164,686
                                                                ========        ========

     The annual principal requirements for the five years subsequent to September 30, 1996 are as follows (in thousands and unaudited):

    1997.............................................  $ 48,620
    1998.............................................    60,650
    1999.............................................    20,000
    2000.............................................    20,000
    2001.............................................    29,500
    Thereafter.......................................    34,536
                                                       --------
                                                       $213,306
                                                       ========

     The Company has available a $130 million credit line facility of which $80 million is available for acquisitions and $50 million is available for working capital requirements. The credit line facility has a term of seven years. The term loan and credit line facility (collectively the "Credit Facility") carry a variable interest rate based on LIBOR plus 2% (8.0% at December 31, 1995 and 7.5% at September 30, 1996). Quarterly mandatory prepayments which increase over the term of the Credit Facility are required. In addition, in

                             RED LION HOTELS, INC.

March of each year a mandatory prepayment of the Credit Facility is required in an amount equal to 50% of annual excess cash flow (as defined in the credit agreement) for the prior fiscal year. The $80.0 million available for acquisitions is anticipated to be utilized by the Company to finance the addition of hotels to the Red Lion chain through acquisitions, management contracts, joint ventures or leases. At September 30, 1996, there was no outstanding balance on the credit line facility. All debt and credit facilities are secured by the hotels owned by the Company or by its joint venture interests.

     The Company's credit facilities contain covenants which, among other things, prohibit the payment of cash dividends, require certain levels of tangible net worth and require the maintenance of debt coverage, interest coverage, leverage and debt-to-equity ratios. As of December 31, 1995, the Company was in compliance with these covenants.

  Interest Rate Swap Agreements

     The Company enters into interest rate swap agreements in order to reduce its exposure to interest rate fluctuations. The agreements have effectively converted floating rate debt, which is tied to LIBOR, to fixed rates. Accordingly, the net interest received or paid on the interest rate swap is recorded as an adjustment to interest expense.

     At December 31, 1995 and September 30, 1996, the Company had three interest rate swap agreements outstanding which have substantially converted $75 million of debt from floating LIBOR based rates to fixed rates ranging from 5.19% to 5.57%. The agreements expire from September 1997 to March 1998. Interest income earned by the Company relating to interest rate swap agreements for the ten months ended December 31, 1995 and nine months ended September 30, 1996, was $215,000 and $49,000 (unaudited), respectively, and is included as an adjustment to interest expense.

     These agreements are with major commercial banks and management does not anticipate a credit loss due to nonperformance.

5.  LEASES

     Certain hotels are located on leased land. Certain leases contain rental provisions and renewal options which are based on a percentage of revenues, changes in the Consumer Price Index or changes in property values. All land leases extend over the remaining estimated useful lives of the buildings situated thereon. The Company also leases certain office space and equipment under operating leases. The Company leases 17 hotels (Leased Hotels) from the Partnership. The Leased Hotels are leased for an initial term of 15 years. The Company may extend the lease on a hotel-by-hotel basis for five additional five-year periods at comparable terms. Total land, office and equipment and Leased Hotels rent expense was $6,676,000 and $12,588,000 (unaudited) for the ten months ended December 31, 1995 and nine months ended September 30, 1996, respectively. Future minimum rental payments required under land, office and equipment leases and Leased Hotels for the five years subsequent to September 30, 1996 are as follows (in thousands and unaudited):

            1997..................................... $ 16,479
            1998.....................................   16,244
            1999.....................................   16,061
            2000.....................................   16,027
            2001.....................................   15,997
            Thereafter...............................  151,491
                                                      --------
                                                      $232,299
                                                      ========

                             RED LION HOTELS, INC.

6.  EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution 401(k) retirement plan for all full time, non-union employees who have completed one year of service and who have attained the age of 21 years. Under the 401(k) plan, the Company contributes amounts equal to each participant's elected contributions up to 6% of eligible compensation. Pension expense under this plan was $723,000 and $2,033,000 (unaudited) for the ten months ended December 31, 1995 and nine months ended September 30, 1996, respectively.

     The Company also has a non-qualified supplemental employee retirement plan. The SERP was designed to complement the 401(k) plan by restoring benefits otherwise lost by certain employees due to the statutory limits in the 401(k) plan. The pension expense under the SERP was $80,000 and $167,000 (unaudited) for the ten months ended December 31, 1995 and nine months ended September 30, 1996, respectively.

     In July 1995, the Company adopted the 1995 Equity Participation Plan (the "Incentive Plan") which provides for the issuance of incentive or nonqualified stock options, stock appreciation rights and other awards to key employees, officers, consultants and non-employee directors at the discretion of the Compensation Committee. The vesting period is determined at the date of grant and generally ranges from zero to five years beginning on the date of grant. The following table summarizes stock option transactions:

                                                           SHARES UNDER        OPTION PRICE
                                                              OPTION            PER SHARE
                                                           ------------     ------------------
    Options outstanding at February 28, 1995.............           --              --
    Options granted, at fair market value on date of
      grant..............................................    2,250,833       $19.00 to $21.50
    Options forfeited....................................      (15,000)           $19.00
                                                             ---------
    Options outstanding at December 31, 1995.............    2,235,833       $19.00 to $21.50
    Options granted, at fair market value on date of
      grant (unaudited)..................................      170,000      $18.25 to $22.875
    Options exercised (unaudited)........................       (2,500)           $19.00
    Options forfeited (unaudited)........................     (161,000)           $19.00
                                                             ---------
    Options outstanding at September 30, 1996
      (unaudited)........................................    2,242,333      $18.25 to $22.875
                                                             =========

     At December 31, 1995 and September 30, 1996, there were 696,667 and 1,171,208 (unaudited) options exercisable and 1,064,167 and 1,055,167 (unaudited) shares available for grant under the Incentive Plan, respectively.

7.  RELATED PARTY TRANSACTIONS

     Prior to the Formation the Santa Barbara Hotel was operated and managed by Historical Red Lion. Management fees paid to Historical Red Lion were $385,000 for the five months ended July 31, 1995 and are included in other costs.

     Investments in and advances to unconsolidated joint ventures includes two notes receivable from one joint venture in the amounts of $1,500,000 and $2,009,000 at December 31, 1995 and $1,405,000 and $5,603,000 (unaudited) at
September 30, 1996. The notes bear interest at a fixed rate of 10.0% and prime plus 1.0% (9.5% at December 31, 1995 and 9.25% at September 30, 1996),
respectively. The $1,405,000 note matures on November 21, 2003. The $5,603,000 note has an unspecified term and is to be repaid based on cash flow available for distribution, as defined. In addition, other assets, net, includes a note receivable from a joint venture partner in the amount of $1,628,000 and $1,759,000 (unaudited) at December 31, 1995 and September 30, 1996, respectively, which bears interest at a rate based on prime (10.5% at December 31, 1995 and 10.2% at September 30, 1996) and has an unspecified term with repayment amounts based on cash flow available for distribution, as defined. In addition, accounts receivable-affiliates includes $4,120,000 and

                             RED LION HOTELS, INC.

$2,821,000 (unaudited) at December 31, 1995 and September 30, 1996, respectively, receivable from the management contract hotels and other related parties other than Red Lion Inns Limited Partnership.

     The Company leases the Leased Hotels from the Partnership. Annual lease payments aggregate $15,000,000. Lease expense for the period from the Formation through December 31, 1995 and for the nine months ended September 30, 1996 totaled $6,250,000 and $11,250,000 (unaudited), respectively.

  Transactions with Red Lion Inns Limited Partnership

     A wholly owned subsidiary of the Company serves as general partner and owns
1.99 percent of the MLP. The general partner is responsible for management and administration of the MLP. In accordance with the partnership agreement, the MLP reimburses the Company for related administrative costs.

     Under a management agreement, the MLP pays base and incentive management fees to the Company. Base management fees payable to the Company are equal to 3% of the annual gross revenues of the MLP hotels. Incentive management fees payable to the Company are equal to the sum of 15% of adjusted gross operating profit up to $36 million (operating profit target) and 25% of adjusted gross operating profit in excess of the operating profit target. Adjusted gross operating profit is gross operating profit less base management fees.

     Incentive management fees are only payable to the extent that cash flow available for distributions and incentive management fees exceeds the amount required to pay the annual priority distribution to the MLP's limited partners. Cash flow is defined as pre-tax income (or loss) before noncash charges (primarily depreciation and amortization) and incentive management fees, but after the reserve for capital improvements and principal payments on certain debt.

     The Company also charges the MLP hotels for their pro rata share of support services such as computer, advertising, public relations, promotional and sales and central reservation services.

     All MLP personnel are employees of the Company. All costs for services of such employees are reimbursed to the Company by the MLP. These costs include salaries, wages, payroll taxes and other employee benefits. Additionally, auxiliary enterprises owned by the Company sell operating supplies, furnishings and equipment to the MLP.

     The aggregate amounts, excluding personnel related expenses, charged by the Company to the MLP under the arrangements described above are as follows (in thousands):

                                                                              NINE MONTHS
                                                             TEN MONTHS          ENDED
                                                               ENDED         SEPTEMBER 30,
                                                            DECEMBER 31,         1996
                                                                1995          (UNAUDITED)
                                                            ------------     -------------
    Management fees.......................................     $3,614            $6,906
    Support services......................................      1,732             5,211
    Purchases from auxiliary enterprises..................      6,064             8,691
    General Partner administrative expenses...............        197               411

     Included in accounts receivable-affiliates and due from affiliate is $19,078,000 and $19,675,000 (unaudited) at December 31, 1995 and September 30, 1996, respectively, representing amounts receivable from the MLP primarily for advances made by the Company and Historical Red Lion for capital improvements which exceeded the 3% reserve established in accordance with the provisions of the management agreement. Such amounts are presented net of current assets and current liabilities related to the managed MLP hotels of $2,194,000 and $2,490,000 (unaudited) at December 31, 1995 and September 30, 1996, respectively. The current balance of $2,823,000 and $1,841,000 (unaudited) at December 31, 1995 and September 30, 1996, respectively, is included in accounts receivable-affiliates. The remaining balance of

                             RED LION HOTELS, INC.

$16,255,000 and $17,834,000 (unaudited) at December 31, 1995 and September 30, 1996, respectively, is classified as due from affiliate. Amounts receivable from the MLP earn interest at the rate of prime plus 0.5% (9.0% at December 31, 1995 and 8.75% at September 30, 1996).

     Accounts receivable-affiliates and due from affiliate also include certain other advances to and deferred incentive management fees receivable from the MLP. A total of $3,726,000 was advanced to the MLP to fund distributions during the first 36 months of the MLP's operations. The advance is non-interest bearing, has an unspecified term and is to be repaid out of available cash flow or refinancing proceeds. Additionally, non-interest bearing deferred incentive management fees receivable of $6,000,000 were contributed to the Company in the Formation. At December 31, 1995, $5,153,000 and $847,000 are classified as accounts-receivable-affiliates and due from affiliate, respectively. The Company received $5,299,000 (unaudited) of such fees during the nine months ended September 30, 1996. The remaining balance of $701,000 (unaudited) is classified as due from affiliate at September 30, 1996.

     Summarized income statement information for the MLP is as follows (in thousands and unaudited):

                                                                AUGUST 1      NINE MONTHS
                                                                THROUGH          ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
    Revenues................................................     $16,884        $31,765
    Net income..............................................       2,364          4,146

     Revenues of the MLP represent the gross operating profit (operating revenues less operating expenses) of the MLP hotels as this amount is similar to gross rent received from the Company to manage the hotels. As discussed in Note 1, the operating revenues and expenses of the MLP hotels are consolidated. Consolidation of the operating revenues and expenses of the MLP does not affect the Company's cash flow or net income except to the extent that management fees were earned.

     Summarized balance sheet information for the MLP, not included in the accompanying consolidated balance sheets (including amounts due to the Company) is as follows (in thousands and unaudited):

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
    Cash....................................................    $    229        $  1,405
    Noncurrent assets, primarily property and equipment.....     166,038         167,516
    Current liabilities.....................................      29,094          24,917
    Long-term obligations, net of current portion...........     117,266         126,600
    Deferred income taxes...................................       1,673           2,010
    Partners' equity........................................      18,234          15,394

                             RED LION HOTELS, INC.

8.  INCOME TAXES

     Income tax benefit (expense) consists of the following (in thousands):

                                                                              NINE MONTHS
                                                               TEN MONTHS        ENDED
                                                                 ENDED       SEPTEMBER 30,
                                                              DECEMBER 31,       1996
                                                                  1995        (UNAUDITED)
                                                              ------------   -------------
    Current
      Federal...............................................    $(3,928)       $(16,391)
      State.................................................       (842)         (3,083)

    Deferred
      Federal...............................................      7,767          (2,257)
      State.................................................      1,110            (565)
                                                                -------        --------
      Total tax benefit (expense)...........................    $ 4,107        $(22,296)
                                                                =======        ========

     The effective tax rate varies from the statutory rate due to the following (in thousands):

                                                                              NINE MONTHS
                                                               TEN MONTHS        ENDED
                                                                 ENDED       SEPTEMBER 30,
                                                              DECEMBER 31,       1996
                                                                  1995        (UNAUDITED)
                                                              ------------   -------------
    Expected tax expense at federal statutory rates.........    $(4,007)        $(19,684)
    Deferred income tax benefit due to the difference
      between the book and tax bases of net assets
      contributed...........................................      9,736               --
    Nondeductible Formation and Offering Costs..............       (879)              --
    State income taxes......................................       (586)          (2,812)
    Other...................................................       (157)             200
                                                                -------         --------
              Total tax benefit (expense)...................    $ 4,107         $(22,296)
                                                                =======         ========

     Since Historical Red Lion was a partnership, no deferred tax benefits had been provided on the net assets contributed to the Company. In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company recorded net deferred tax assets of $1.2 million and $8.5 million related to the contribution of the Santa Barbara Joint Venture and the Formation, respectively.

                             RED LION HOTELS, INC.

     The components of the net deferred income tax assets are as follows (in thousands):

                                                                             SEPTEMBER 30,
                                                              DECEMBER 31,       1996
                                                                  1995        (UNAUDITED)
                                                              ------------   -------------
    DEFERRED TAX ASSETS:
      Basis difference in joint ventures....................     $ 9,720        $  9,900
      Accrued expenses......................................       5,851           5,153
      Payroll related costs and other.......................       1,734           1,834
                                                                 -------        --------
              Total deferred tax assets.....................      17,305          16,887

    DEFERRED TAX LIABILITIES:
      Basis difference in property and equipment............      (8,428)        (12,173)
                                                                 -------        --------
      Net deferred tax asset................................     $ 8,877        $  4,714
                                                                 =======        ========
    Net deferred tax assets are presented as follows (in
      thousands):
    Current deferred tax asset..............................     $ 2,306        $  2,616
    Noncurrent deferred tax asset...........................       6,571           2,098
                                                                 -------        --------
              Net deferred tax asset........................     $ 8,877        $  4,714
                                                                 =======        ========

9.  INSURANCE PROCEEDS (UNAUDITED)

     On February 8, 1996, three of the Company's hotels were evacuated due to flooding in northwestern Oregon and southwestern Washington. Two of the hotels were damaged by flood waters, have reopened and have been repaired. The third hotel was undamaged and reopened quickly. As the Company maintains flood and business interruption insurance, management does not believe that the ultimate outcome will have a material adverse effect on the results of operations or financial position of the Company. Moreover, as the Company's flood insurance policy covers the replacement cost of the damaged property, insurance proceeds will likely exceed the net book value of the underlying property, resulting in the recognition of gains when such proceeds are received.

10.  EXPENSES RESULTING FROM THE FORMATION AND OFFERING

     Expenses resulting from the Formation and Offering include certain Formation costs of $1,314,000 and expenses resulting from the Offering of $11,348,000 and $2,000,000 related to the termination of an incentive unit plan and assumption of the obligation of a supplemental income retirement agreement, respectively, for the ten months ended December 31, 1995 and seven months ended September 30, 1995.

11.  COMMITMENTS AND CONTINGENCIES

     At September 30, 1996, the Company had commitments relating to capital improvement projects aggregating approximately $10,395,000 (unaudited).

     In connection with the Formation, the Company agreed to indemnify the Partnership with respect to any potential obligations arising out of the transfer to the Company of certain assets and the assumption of certain liabilities. Management is not aware of any such obligations.

     The Company is party to litigation arising in the ordinary course of business. In the opinion of management, these actions will not have a material adverse effect, if any, on the Company's financial position, results of operations or liquidity.

                             RED LION HOTELS, INC.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments and the methods and assumptions used to estimate such fair values at December 31, 1995, are as follows (in thousands):

                                                                   CARRYING      ESTIMATED
                                                                    AMOUNT       FAIR VALUE
                                                                   ---------     ----------
    Accounts receivable-affiliates (Note 7)......................  $  12,096     $   11,990
    Due from affiliate (Note 7)..................................     20,828         20,080
    Long-term debt...............................................   (223,367)      (223,367)
    Interest rate swaps..........................................         --             24

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other long-term obligations is a reasonable approximation of their fair value.

     The carrying value of accounts receivable-affiliates approximates fair value due to the short-term nature of the receivable. The carrying value of due from affiliate includes non-interest bearing receivables at December 31, 1995 aggregating $4,573,000, as discussed in Note 7. The fair value of due from affiliate is determined using estimated rates for similar notes, based on anticipated repayment dates. Based on borrowing rates currently quoted by financial institutions for debt with similar terms and remaining maturities, the carrying value of long-term debt approximates fair value.

13.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The quarterly results of the Company are not comparable since the quarter ended June 30, 1995 only includes the operations of one joint venture contributed by Historical Red Lion in March 1995. The quarter ended September 30, 1995 includes the operations of that joint venture for the quarter as well as the results of the Company subsequent to the Formation. The quarter ended December 31, 1995 was the first full quarter of operations subsequent to the Formation. Summarized quarterly financial data are as follows (in thousands, except share and per share amounts, room and occupancy statistics):

                                                            QUARTER ENDED
                          ----------------------------------------------------------------------------------
                          JUNE 30,  SEPTEMBER 30,   DECEMBER 31,    MARCH 31,     JUNE 30,     SEPTEMBER 30,
                            1995        1995            1995          1996          1996           1996
                          --------  -------------   ------------   -----------   -----------   -------------
Revenues................. $ 2,764    $     89,274   $    122,074   $   120,650   $   137,317    $    141,838
Operating income......... $ 1,800    $      4,290   $     13,779   $    14,384   $    24,343    $     29,356
Net income............... $   220    $      7,902   $      6,269   $     6,448   $    12,388    $     15,108
Earnings per share....... $ 2,200    $       0.38   $       0.20   $      0.21   $      0.40    $       0.48
Weighted average common
  shares outstanding.....     100      20,875,033     31,312,500    31,312,500    31,312,500      31,312,600
Occupancy percentage.....      --           80.7%          65.5%         66.6%         75.3%           79.3%
Average room rate........ $    --    $      76.93   $      73.51   $     78.16   $     81.12    $      82.39

14.  SUBSEQUENT EVENT (UNAUDITED)

     Effective November 8, 1996, the Company became a wholly owned subsidiary of Doubletree pursuant to a merger transaction in which a wholly owned subsidiary of Doubletree was merged with and into the Company. The purchase price for acquisition of all of the outstanding common stock of the Company was paid in a combination of approximately $688 million of cash and approximately 7.4 million shares of Doubletree common stock.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Red Lion, a California Limited Partnership:

     We have audited the accompanying consolidated statements of operations, partners' equity and cash flows of Red Lion, a California Limited Partnership ("Historical Red Lion"), and subsidiaries for the seven month period ended July 31, 1995. These financial statements are the responsibility of Historical Red Lion's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Historical Red Lion and subsidiaries for the seven month period ended July 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Portland, Oregon
February 24, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Red Lion, a California Limited Partnership:

     We have audited the accompanying consolidated balance sheet of Red Lion, a California Limited Partnership ("Historical Red Lion"), and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, partners' equity and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of Historical Red Lion's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Historical Red Lion and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, Historical Red Lion has given retroactive effect to the changes in accounting for their investment in two joint ventures and its accounting for joint venturers' interests. Also, as discussed in Note 1 to the consolidated financial statements, effective January 1, 1993, Historical Red Lion changed their accounting method for measuring impairment of hotel properties.

ARTHUR ANDERSEN LLP

Portland, Oregon
February 7, 1995

                      HISTORICAL RED LION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                  ------------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................................    $ 27,804
  Short-term debt securities....................................................      40,891
  Accounts receivable, net......................................................      17,486
  Accounts receivable, affiliates...............................................      13,138
  Inventories...................................................................       6,361
  Prepaid expenses and other current assets.....................................       3,729
                                                                                    --------
          Total current assets..................................................     109,409
                                                                                    --------
PROPERTY AND EQUIPMENT, NET.....................................................     514,807
INVESTMENT IN UNCONSOLIDATED JOINT VENTURES.....................................      14,281
OTHER ASSETS:
  Goodwill, net.................................................................      36,453
  Other, net....................................................................      18,394
                                                                                    --------
          Total assets..........................................................    $693,344
                                                                                    ========
                               LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..............................................................    $ 19,290
  Accrued expenses..............................................................      33,007
  Current portion of long-term debt.............................................     108,358
                                                                                    --------
          Total current liabilities.............................................     160,655
                                                                                    --------
  LONG-TERM DEBT, EXCLUDING CURRENT PORTION.....................................     388,944
  OTHER LONG-TERM OBLIGATIONS...................................................       7,682
  JOINT VENTURERS' INTEREST.....................................................         905
  COMMITMENTS AND CONTINGENCIES (Notes 2, 3, 4 & 5)
  PARTNERS' EQUITY..............................................................     135,158
                                                                                    --------
          Total liabilities and partners' equity................................    $693,344
                                                                                    ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      HISTORICAL RED LION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                                             YEARS ENDED DECEMBER
                                                           SEVEN MONTHS               31,
                                                          ENDED JULY 31,     ---------------------
                                                               1995            1994         1993
                                                          --------------     --------     --------
REVENUES:
  Rooms.................................................     $161,834        $257,699     $242,193
  Food and beverage.....................................       92,570         159,154      156,242
  Other.................................................       27,802          46,035       41,582
                                                             --------        --------     --------
          Total revenues................................      282,206         462,888      440,017
                                                             --------        --------     --------
OPERATING COSTS AND EXPENSES:
  Departmental direct expenses:
     Rooms..............................................       39,670          64,121       60,785
     Food and beverage..................................       73,269         124,070      123,518
     Other..............................................       10,592          17,586       16,935
  Property indirect expenses............................       60,342          99,673       95,118
  Other costs...........................................       10,787          19,570       18,346
  Depreciation and amortization.........................       17,053          31,313       31,144
  Payments due to owners of managed hotels..............       32,073          42,841       41,722
                                                             --------        --------     --------
OPERATING INCOME........................................       38,420          63,714       52,449
EQUITY IN EARNINGS OF UNCONSOLIDATED JOINT VENTURES.....        1,614           1,327        1,213
OTHER EXPENSE:
  Interest expense, net.................................      (20,316)        (32,737)     (30,065)
  Loss on sale of property..............................           --              --       (1,701)
                                                             --------        --------     --------
          Total other expense...........................      (20,316)        (32,737)     (31,766)
                                                             --------        --------     --------
INCOME BEFORE JOINT VENTURERS' INTERESTS AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE...........................       19,718          32,304       21,896
JOINT VENTURERS' INTERESTS..............................          411          (1,321)        (323)
                                                             --------        --------     --------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE....       20,129          30,983       21,573
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
  (NOTE 1)..............................................           --              --      (29,878)
                                                             --------        --------     --------
NET INCOME (LOSS).......................................     $ 20,129        $ 30,983     $ (8,305)
                                                             ========        ========     ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      HISTORICAL RED LION AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                      AND SEVEN MONTHS ENDED JULY 31, 1995
                                 (In thousands)

                                                            PARTNERS'     ACCUMULATED
                                                             CAPITAL        DEFICIT        TOTAL
                                                            ---------     -----------     --------
BALANCE, December 31, 1992................................   $180,000       $(67,520)     $112,480
Net loss..................................................         --         (8,305)       (8,305)
                                                             --------       --------      --------
BALANCE, December 31, 1993................................    180,000        (75,825)      104,175
Net income................................................         --         30,983        30,983
                                                             --------       --------      --------
BALANCE, December 31, 1994................................    180,000        (44,842)      135,158
Net income................................................         --         20,129        20,129
                                                             --------       --------      --------
BALANCE, July 31, 1995....................................   $180,000       $(24,713)     $155,287
                                                             ========       ========      ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      HISTORICAL RED LION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                             SEVEN MONTHS        YEARS ENDED
                                                                ENDED            DECEMBER 31,
                                                               JULY 31,      --------------------
                                                                 1995          1994        1993
                                                             ------------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................    $ 20,129      $ 30,983    $ (8,305)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Cumulative effect of accounting change................          --            --      29,878
     Loss on sale of property..............................          --            --       1,701
     Income attributable to joint venturers' interests.....        (411)        1,321         323
     Equity in earnings of unconsolidated joint ventures...      (1,614)       (1,327)     (1,213)
     Depreciation and amortization.........................      16,316        31,313      31,144
     Amortization of other assets (principally deferred
       loan costs).........................................         737         1,927       1,612
     Decrease (increase) in accounts receivable, net.......      (1,185)       (2,217)         72
     Increase in accounts receivable, affiliates...........      (1,441)       (1,545)     (6,253)
     Decrease (increase) in inventories....................         435          (520)        714
     Decrease (increase) in prepaid expenses and other
       current assets......................................      (1,305)           89        (249)
     Increase (decrease) in accounts payable, accrued
       expenses and other long-term obligations............      (4,548)        4,920       5,139
                                                               --------      --------    --------
  Total adjustments........................................       6,984        33,961      62,868
                                                               --------      --------    --------
          Net cash provided by operating activities........      27,113        64,944      54,563
                                                               --------      --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.......................     (15,858)      (23,959)    (20,002)
  Proceeds from sale of property and equipment.............          --            --       1,190
  Distributions to joint venturers.........................        (252)       (1,241)       (467)
  Purchase of short-term debt securities...................     (19,694)      (44,307)         --
  Proceeds from sales of short-term debt securities........      60,585         3,416          --
  Other investing activities, net..........................       1,751            72       1,911
                                                               --------      --------    --------
          Net cash (used in) provided by investing
            activities.....................................      26,532       (66,019)    (17,368)
                                                               --------      --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings.......................    $  1,223      $  1,892    $ 50,430
  Net increase (decrease) in revolving lines of credit.....          --        72,000     (14,148)
  Repayment of long-term debt..............................     (13,839)      (45,523)    (71,550)
  Other financing activities...............................          --          (768)     (2,053)
                                                               --------      --------    --------
          Net cash (used in) provided by financing
            activities.....................................     (12,616)       27,601     (37,321)
                                                               --------      --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......      41,029        26,526        (126)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............      27,804         1,278       1,404
                                                               --------      --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................    $ 68,833      $ 27,804    $  1,278
                                                               ========      ========    ========

                      HISTORICAL RED LION AND SUBSIDIARIES

                                 (In thousands)


                                                             SEVEN MONTHS         YEARS ENDED
                                                                ENDED             DECEMBER 31,
                                                               JULY 31,      --------------------
                                                                 1995          1994        1993
                                                               --------      --------    --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest,
     net of capitalized portion............................    $ 23,633      $ 28,368    $ 26,738
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Purchase of property for noncash consideration...........    $     --      $     --    $  1,500

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      HISTORICAL RED LION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Red Lion, a California Limited Partnership ("Historical Red Lion"), acquired interests in certain hotels, motor inns and supporting auxiliary enterprises on April 10, 1985, which were previously operating as Red Lion Inns and Thunderbird Motor Inns. One of the previous principal owners contributed his ownership interests in exchange for a limited partnership interest in Historical Red Lion.

     On April 14, 1987, Historical Red Lion sold its interest in 10 hotels to Red Lion Inns Limited Partnership, a publicly traded limited partnership (the "MLP"). Red Lion Properties, Inc., a wholly-owned subsidiary of Historical Red Lion, is the general partner of the MLP. Since completion of this sale, the MLP's limited partners have had an effective 98.01% ownership interest in the hotels with the general partner retaining the remaining 1.99% ownership interest. Historical Red Lion operates the MLP's hotels under a management agreement.

  Basis of Presentation

     The accompanying consolidated financial statements include Historical Red Lion, its wholly-owned subsidiaries and five of its seven partially owned joint ventures. Historical Red Lion consolidates those entities which it controls. Historical Red Lion is the managing general partner, controls and owns 75 percent, 66.67 percent, 66.67 percent, 51 percent and 50 percent of the joint venture interests of the five consolidated joint ventures. Historical Red Lion consolidates one of its 50 percent owned joint ventures because Historical Red Lion controls the joint venture through contractual arrangements, has the majority of capital at risk through its significant ownership percentage and has guaranteed 100 percent of the joint venture's third party debt. The remaining two joint ventures are accounted for using the equity method of accounting. Each of the seven joint ventures is a single purpose venture whose only business is the operation of one Red Lion hotel.

     Operating revenues and expenses and current assets and current liabilities of the MLP and other management contract hotels (including the two unconsolidated joint ventures which are also managed by Historical Red Lion) are included in the accompanying consolidated financial statements because the operating responsibilities associated with these hotels are substantially the same as those for owned hotels. The operating profit net of management fee income for managed hotels is recorded as an expense in the accompanying consolidated statements of operations. The consolidated financial statements also include the following amounts related to managed hotels (including the two unconsolidated joint ventures which are also managed by Historical Red Lion): current assets and current liabilities of $8,121,000 at December 31, 1994; operating revenues of $155,668,000, $166,283,000 and $110,684,000 for the years ended December 31, 1993 and 1994 and for the seven month period ended July 31, 1995, respectively; and operating expenses of $107,801,000, $113,131,000 and $72,216,000 for the years ended December 31, 1993 and 1994 and for the seven month period ended July 31, 1995, respectively.

     One wholly-owned hotel was acquired in 1989 subject to a non-recourse cash-flow mortgage which requires interest payments contingent on achieving certain levels of performance. Because of the non-recourse and cash flow nature of the loan, the mortgage has not been recorded as an obligation, and the property and equipment of the hotel are excluded from the accompanying consolidated financial statements. The mortgage is in substance a management contract with a purchase option. Accordingly, the hotel is treated as a management contract in the accompanying consolidated financial statements.

     All significant intercompany accounts and transactions have been eliminated in consolidation.

                      HISTORICAL RED LION AND SUBSIDIARIES

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, cash in banks, certificates of deposit, time deposits and U.S. government and other short-term securities with maturities of three months or less when purchased. The carrying amount approximates fair value because of the short term maturity of these instruments.

  Short-Term Debt Securities

     Short-term debt securities include treasury bills, commercial paper and other short-term debt securities with maturities greater than three months when purchased. All of these securities mature within ten months from December 31, 1994. As the securities are actively traded, Historical Red Lion has classified these investments as trading securities and these securities are recorded at market which approximated cost at December 31, 1994.

  Accounts Receivable

     Accounts receivable are shown net of allowances for doubtful accounts of $357,000 at December 31, 1994 and approximate fair value.

  Inventories

     Inventories consist primarily of consumable supplies as well as food and beverage products held for sale. Inventories are valued at the lower of cost, determined on a first-in, first-out basis, or market.

  Property and Equipment

     Property and equipment consist of the following at December 31, 1994 (in thousands):

        Land.............................................................  $  70,579
        Buildings and improvements.......................................    500,922
        Furnishings and equipment........................................    183,506
        Construction in progress.........................................      7,878
                                                                           ---------
                                                                             762,885
        Less allowance for depreciation and amortization.................   (248,078)
                                                                           ---------
                                                                           $ 514,807
                                                                           =========

     Additions and improvements are capitalized at cost, including interest costs incurred during construction. There was no capitalized interest during the seven month period ended July 31, 1995, or during each of the two years ended December 31, 1994. Normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation and amortization are removed from the respective accounts and the resulting gain or loss, if any, is included in income.

     Base stock (linens, china, silverware and glassware) is depreciated to 50% of its initial cost on a straightline basis over three years. Subsequent replacements are expensed when placed in service. The carrying value of base stock is included in furnishings and equipment as noted above.

     Depreciation and amortization of property and equipment were computed on a straight-line basis using the following estimated useful lives:

        Buildings.......................................................  40 years
        Improvements....................................................  10-15 years
        Furnishings and equipment.......................................  3-15 years

                      HISTORICAL RED LION AND SUBSIDIARIES

     Effective January 1, 1993, Historical Red Lion prospectively changed the estimated useful lives of its buildings to 40 years from lives averaging 32 years. The change was made to align building lives with actual experience and common industry practice. The effect of the change was to decrease depreciation expense for 1993 by approximately $2,600,000.

     Effective January 1, 1993, Historical Red Lion changed its accounting method for measuring impairment of hotel properties from using undiscounted future cash flows to discounted future cash flows. Historical Red Lion made this change because it believes this is a preferable method of measuring impairment of hotel properties. As a result of this change, the 1993 consolidated financial statements include a reduction in the carrying value of one hotel of $29,878,000 reflected as a cumulative effect of accounting change in the accompanying consolidated statements of operations for the year ended December 31, 1993. The reduction in depreciation expense as a result of this change was $994,000 in 1993.

  Investment in Unconsolidated Joint Ventures

     Historical Red Lion is a partner in two joint ventures that are accounted for on the equity method of accounting. Historical Red Lion's equity in and advances to these joint ventures are shown under the caption "Investment in Unconsolidated Joint Ventures" in the accompanying consolidated balance sheets. Because Historical Red Lion manages these joint ventures, they are accounted for as managed hotels, and therefore, the operating working capital of the hotels are consolidated in the accompanying consolidated balance sheets.

     Profits and losses of these joint ventures are allocated in accordance with the joint venture agreements. Because the hotels are accounted for as managed hotels, the operating revenues and expenses are consolidated in the accompanying statements of operations with Historical Red Lion's share of the income or losses of the joint ventures (after management fee income) recorded under the caption "Equity in Earnings of Unconsolidated Joint Ventures." If a joint venture experiences operating losses which reduce the other joint venture partner's equity to a zero balance, the loss which would otherwise be attributable to the other joint venturer is absorbed within Historical Red Lion's consolidated operating results.

     Summarized financial information for the unconsolidated joint ventures, excluding the working capital and operating revenues and expenses which are consolidated in Historical Red Lion's consolidated financial statements, is as follows (in thousands and unaudited):

                                                                          DECEMBER 31,
                                                                              1994
                                                                          ------------
        ASSETS
        Total current assets............................................    $    470
        Property and equipment, net.....................................      24,161
        Goodwill, net...................................................         701
        Other assets....................................................          68
                                                                            --------
                                                                            $ 25,400
                                                                            ========
        LIABILITIES AND PARTNERS' DEFICIT
        Total current liabilities.......................................    $  1,076
        Long-term debt, excluding current portion.......................       8,913
        Historical Red Lion advances....................................      26,973
        Partners' deficit...............................................     (11,562)
                                                                            --------
                                                                            $ 25,400
                                                                            ========

                      HISTORICAL RED LION AND SUBSIDIARIES

                                                       SEVEN MONTHS        YEARS ENDED
                                                          ENDED           DECEMBER 31,
                                                         JULY 31,       -----------------
                                                           1995          1994       1993
                                                       ------------     ------     ------
        Revenues (payments from Historical Red Lion
          representing gross operating profit).......     $4,533        $6,642     $5,831
        Expenses (principally depreciation and
          interest on outside debt and Historical
          Red Lion advances).........................      4,484         6,850      5,817
                                                          ------        ------     ------
        Net income (loss)............................     $   49        $ (208)    $   14
                                                          ======        ======     ======

  Goodwill

     Goodwill resulted from the April 10, 1985 acquisition and represents the excess of purchase price over the net fair value of assets acquired and is being amortized on a straight-line basis over 40 years. Accumulated amortization was $11,177,000 at December 31, 1994. Management evaluates its accounting for goodwill impairment, considering such factors as historical and future profitability, annually, or more frequently when events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. To perform that review, the Company estimates the sum of expected future discounted cash flows from operating activities. If the estimated net cash flows are less than the carrying amount of goodwill, the Company will recognize an impairment loss in an amount necessary to write down goodwill to a fair value as determined from expected future discounted cash flows. Management believes that the goodwill at December 31, 1994 is realizable and the amortization period is appropriate.

  Deferred Loan Costs

     Deferred loan costs are included in other assets, net and represent prepaid mortgage financing fees which are amortized over the life of the associated mortgages.

  Other Assets

     Other assets include approximately $2.7 million of costs incurred through December 31, 1994 related to the initial public offering. This amount was contributed to Red Lion Hotels, Inc. and netted against the proceeds of such initial public offering.

  Accrued Expenses

     Accrued expenses include the following items at December 31, 1994 (in thousands):

        Accrued payroll and related costs..................................  $20,682
        Accrued interest...................................................    2,676
        Other..............................................................    9,649
                                                                             -------
                                                                             $33,007
                                                                             =======

  Insurance Reserves

     Historical Red Lion provides for the uninsured costs of medical, property, liability and workers compensation claims. Such costs are estimated each year based on historical claim data relating to operations conducted through December 31, 1994. The long-term portion of accrued claims costs relate primarily to general liability and workers compensation claims and are reflected in other long-term obligations in the accompanying consolidated balance sheets.

                      HISTORICAL RED LION AND SUBSIDIARIES

  Income Taxes

     Historical Red Lion is a limited partnership. Accordingly, no provision is made for income taxes as taxes on income are the responsibility of the partners. The allocation of taxable income or loss and depreciation expense to each partner is based on the terms of the partnership agreement.

  Property Indirect Expenses

     Property indirect expenses include undistributed property expenses for selling, general and administrative, utilities, repairs and maintenance, and an allocation of certain corporate services (such as marketing, legal, tax and accounting services) related to the operation of the properties.

  Other Costs

     Other costs include corporate administrative and general expenses, property taxes, insurance, leases and other miscellaneous costs.

  Payments Due to Owners of Managed Hotels

     "Payments due to owners of managed hotels" is analogous to rent owed to outside owners due to the nature of the management contracts and the control Historical Red Lion has over operations. The amounts shown on the statements of operations are net of management fee income of $6,145,000 and $10,311,000 for 1993 and 1994, respectively, and $6,395,000 for the seven month period ended July 31, 1995.

  Joint Venturers' Interests

     Historical Red Lion is a partner in seven joint ventures, each of which owns a separate hotel. The assets and liabilities of five of the seven joint ventures are fully consolidated in the accompanying financial statements. The other joint ventures are accounted for on the equity method of accounting (see Investment in Unconsolidated Joint Ventures above). The assets and liabilities attributable to joint venturers' interests existing at the date of the April 10, 1985 acquisition were valued at historical amounts and were not revalued to reflect appraised values at that date. The caption "joint venturers' interests" represents the net equity attributable to the joint venturers' interests, including their share of income, losses, distributions and contributions.

     Profits and losses of each joint venture are allocated in accordance with a joint venture agreement. If a joint venture experiences operating losses which reduce the other joint venture partner's equity to a zero balance, the loss which would otherwise be attributable to the other joint venturer is absorbed within Historical Red Lion's consolidated operating results.

  Prior Year Restatements

     In 1994, Historical Red Lion retroactively changed two of its accounting principles for all years presented in the accompanying consolidated financial statements as follows:

          - In prior years, Historical Red Lion generally absorbed losses attributable to other joint venturers' interests once the equity of the other joint venturer was reduced to zero. However, certain distributions and losses attributable to other joint venturers' interests were not absorbed by Historical Red Lion if such amounts were deemed recoverable from the fair value of the joint ventures' assets. Accordingly, these distributions and losses were reflected as joint ventures' interests in the consolidated balance sheets. In 1994, Historical Red Lion changed its accounting policy to absorb all losses and distributions to outside joint venturers once a partner's equity has been reduced to zero. Historical Red Lion changed its accounting policy for joint ventures'

                      HISTORICAL RED LION AND SUBSIDIARIES
            interest to more closely align with the accounting treatment discussed in Emerging Issues Task Force No. 94-2 issued in 1994. This change decreased income before cumulative effect of accounting change by $515,000 for the year ended December 31, 1993. The change also increased accumulated deficit at December 31, 1991 by approximately $11.8 million.

          - Two of Historical Red Lion's 50 percent owned joint ventures, which had been previously consolidated, are now accounted for on the equity method. Historical Red Lion's five other joint ventures continue to be consolidated in the accompanying financial statements. There was no effect of this change on net income or partners' equity in any year.

  Prior Year Reclassifications

     Certain prior year amounts have been reclassified to conform to current year presentation.

2.  LONG-TERM DEBT

     Long-term debt at December 31, 1994 consists of the following (in thousands):

        Mortgages, secured by hotel properties, variable rates, 7.13% to
          10%, payable in varying installments through 1999...............  $390,750
        Mortgages, secured by hotel properties, fixed rates, 8.75% to 11%,
          payable in varying installments through 2008....................     4,211
        Note payable, fixed rate, 8.69%, payable through 2022.............     4,341
        Bank revolving credit lines, unsecured............................        --
        Term loan, unsecured, variable rate, 8.06%, payable through
          1997............................................................    98,000
                                                                            --------
                                                                             497,302
        Current portion of long-term debt.................................  (108,358)
                                                                            --------
                  Long-term debt, excluding current portion...............  $388,944
                                                                            ========

     The annual principal requirements for the five years subsequent to December 31, 1994 are as follows (in thousands):

          1995............................................................  $108,358
          1996............................................................   110,328
          1997............................................................   215,120
          1998............................................................    46,992
          1999............................................................    15,298
          Thereafter......................................................     1,206
                                                                            --------
                                                                            $497,302
                                                                            ========

     The current portion of long-term debt at December 31, 1994 includes $87 million related to balloon payments on four mortgages which are due in 1995. Management believes that these maturities can be satisfied from existing or future financing resources.

  Loan Extension Options

     The above presentation of principal payments due for each of the five years subsequent to December 31, 1994 and thereafter reflects Historical Red Lion's plan to exercise certain options under the existing loan agreements to extend the due dates of various loans.

                      HISTORICAL RED LION AND SUBSIDIARIES

 Revolving Credit Lines and Term Loan

     At December 31, 1993, Historical Red Lion had two revolving credit line facilities, with a combined total amount available of $105 million, of which $32,218,000 was outstanding, including amounts due under the cash management system.

     Historical Red Lion's primary credit agreement provided a $100 million three-year revolving credit line with variable interest rates that varied, at Historical Red Lion's option, on the bank's prime rate, certificate of deposit rate or the London Interbank Offering Rate (LIBOR). The weighted average interest rate for 1993 was 5.4%, with the rate at December 31, 1993, equal to 5.3%. At December 31, 1993, $26 million was outstanding under this line.

     The credit agreement, with the same interest rate options, converted to a three-year term loan on September 1, 1994. At December 31, 1994, $98 million was outstanding under this term loan. Quarterly principal payments, equal to 2% of the term loan balance as of September 1, 1994, will be required through 1997 at which time the remaining principal balance will be due and payable. The weighted average interest rate for 1994 was 6.92% with the rate at December 31, 1994 equal to 8.06%. Historical Red Lion must maintain, among other things, certain financial covenants over the term of the loan. As of December 31, 1994, Historical Red Lion was in compliance with these covenants.

     Historical Red Lion also had a $5 million line of credit which was terminated in 1994.

     Historical Red Lion had outstanding letters of credit of $10,762,000 at December 31, 1994. These letters of credit are unsecured.

 Interest Rate Swap Agreements

     Historical Red Lion enters into interest rate swap agreements in order to lessen its exposure to interest rate changes. The agreements have effectively converted floating rate debt, which is tied to LIBOR, to fixed rate debt. The interest cost relating to interest rate swap agreements for the years ended December 31, 1993 and 1994 was $1,345,000 and $743,000, respectively, and interest income for the seven months ended July 31, 1995 was $353,000.

     At December 31, 1994, Historical Red Lion had three interest rate swap agreements outstanding which have substantially converted $75 million of debt from floating LIBOR based rates to all-in fixed rates ranging from 7.01% to 7.39% in 1994. The terms of the agreements range from four and one half to five years.

     These agreements are with major commercial banks and the exposure to a credit loss in the event of nonperformance by the banks is minimal.

 Disclosures About Fair Value of Financial Instruments

     Based on the borrowing rates currently quoted by financial institutions for bank loans with terms and maturities similar to Historical Red Lion's long-term debt, the carrying value of such debt approximates its fair value. Based on quotes obtained from dealers, Historical Red Lion would have had a gain of approximately $5,375,000 to settle the interest rate swap agreements at December 31, 1994.

3.  LEASES

     Certain Historical Red Lion hotels are located on leased land. Two of these leases contain rental provisions which are based on a percentage of revenues. All land leases extend over the remaining useful lives of the buildings situated thereon. Historical Red Lion also leases certain office space and equipment under operating leases. Total land, office and equipment rent expense was $1,252,000 and $1,350,000 for the years ended December 31, 1993 and 1994, respectively and $961,000 for the seven months ended July 31, 1995.

                      HISTORICAL RED LION AND SUBSIDIARIES

     Future minimum rental payments subsequent to December 31, 1994 required under land, office and equipment leases are as follows (in thousands).

        1995...............................................................   $   975
        1996...............................................................       945
        1997...............................................................       898
        1998...............................................................       721
        1999...............................................................       668
        Thereafter.........................................................    12,786
                                                                              -------
                                                                              $16,993
                                                                              =======

4.  EMPLOYEE BENEFIT PLANS

     Historical Red Lion has a defined contribution 401(k) retirement plan for all full time, non-union employees who have completed one year of service and who have attained the age of 21 years.

     Under the 401(k) plan, Historical Red Lion contributes amounts equal to each participants' elected contributions up to 6% of eligible compensation. Pension expense under this plan was $1,670,000 and $1,758,000 for the years ended December 31, 1993 and 1994, respectively, and $1,338,000 for the seven months ended July 31, 1995.

     Historical Red Lion also has a non-qualified supplemental employee retirement plan ("SERP"). The SERP was designed to complement the 401(k) plan by restoring participants' benefits otherwise lost by certain employees due to the statutory limits in the 401(k) plan. The pension expense under the SERP was $287,000 and $322,000 for the years ended December 31, 1993 and 1994, respectively, and $126,000 for the seven months ended July 31, 1995.

     Certain management employees are participants in an incentive unit plan. Participation units are awarded at the discretion of Historical Red Lion's general partner. No units have been awarded since 1991. Awarded units vest five years after the award date and are payable five years after vesting or earlier under certain circumstances. Unit values are determined by various formulas tied to cash flow, as defined, and appreciation in value of Historical Red Lion and partners' equity. No accrual for this plan was required for the years ended December 31, 1993 or 1994, or the seven month period ended July 31, 1995.

     The Chief Executive Officer of Historical Red Lion has an incentive compensation agreement, the value of which is tied to the increase, if any, in the value of Historical Red Lion's partners' equity. No accrual for this agreement was required for the years ended December 31, 1993 or 1994, or the seven month period ended July 31, 1995.

5.  COMMITMENTS AND CONTINGENCIES

     At December 31, 1994, Historical Red Lion had commitments, relating to capital improvement projects, of $7,994,000.

     Historical Red Lion is party to litigation arising in the ordinary course of business. In the opinion of management, these actions will not have a material adverse effect, if any, on Historical Red Lion's financial position, results of operations or liquidity.

6.  RELATED PARTY TRANSACTIONS

     At December 31, 1994, other assets, net, include $1,483,000 of interest bearing notes receivable from a joint venturer.

                      HISTORICAL RED LION AND SUBSIDIARIES

     Other significant related party transactions are discussed in Notes 1 and 7.

7.  TRANSACTIONS WITH RED LION INNS LIMITED PARTNERSHIP

     As discussed in Note 1, Red Lion Properties, Inc. ("Properties"), a wholly-owned subsidiary of Historical Red Lion, serves as general partner and owns 1.99% of the MLP.

     Historical Red Lion manages the MLP hotels pursuant to a management agreement and receives a base management fee equal to 3% of annual gross revenues plus an incentive management fee based on adjusted gross operating profit, as defined in the management agreement. The management agreement, which began in 1987, has a seventy-five year term including renewal options. Historical Red Lion also charges the MLP hotels for their pro rata share of support services such as computer, advertising, public relations, promotional and sales and central reservation services.

     All the MLP personnel are employees of Historical Red Lion and its affiliates. Additionally, auxiliary enterprises owned by Historical Red Lion sell operating supplies, furnishings and equipment to the MLP. In the opinion of management, sales to the MLP by the auxiliary enterprises were made at prices and terms which approximate arms-length transactions.

     The aggregate amounts, excluding personnel related expenses, charged to the MLP under the arrangements described above were as follows (in thousands):

                                                           SEVEN MONTHS        YEARS ENDED
                                                              ENDED           DECEMBER 31,
                                                             JULY 31,       -----------------
                                                               1995          1994       1993
                                                           ------------     ------     ------
    Management fees......................................     $4,956        $7,456     $4,029
    Support services.....................................      2,409         3,778      3,653
    Purchase from auxiliary enterprises..................      5,184         9,513      9,409

     Incentive management fees are subordinate to distributions by the MLP to facilitate current payment of distributions to the limited partners. The subordinated fees accrue without interest up to a maximum amount of $6 million. This ceiling was reached in 1988 and, because management does not anticipate it will be paid during 1995, such amount has been classified as non-current under the caption other assets, net, in the consolidated balance sheet at December 31, 1994.

     At December 31, 1994, other assets, net, include $3,726,000 which Properties advanced to the MLP under a $4 million credit facility made available to facilitate cash distributions to partners during the MLP's first 36 months of operations. The amount outstanding under this facility will be repaid to Historical Red Lion out of either (i) cash flow after payment of priority distributions and incentive management fees or (ii) sale or refinancing proceeds prior to any distribution to limited partners.

     In addition to the incentive management fee and general partner loan discussed above, Historical Red Lion was due $13,482,000 from the MLP for services, payroll funding and capital expenditure funding provided as of December 31, 1994. These amounts are included in accounts receivable, affiliates in the consolidated balance sheet, net of working capital related to the managed MLP hotels of $1,160,000, at December 31, 1994.

                      HISTORICAL RED LION AND SUBSIDIARIES

     Summarized income statement information for MLP is as follows (in thousands):

                                                         SEVEN MONTHS         YEARS ENDED
                                                            ENDED            DECEMBER 31,
                                                           JULY 31,       -------------------
                                                             1995          1994        1993
                                                         ------------     -------     -------
    Revenues...........................................     $22,258       $35,620     $32,511
                                                            =======       =======     =======
    Income before cumulative effect of change in
      accounting principle.............................       2,153         2,929       3,206
    Cumulative effect of change in accounting for
      income taxes.....................................          --            --      (1,351)
                                                            -------       -------     -------
    Net income.........................................     $ 2,153       $ 2,929     $ 1,855
                                                            =======       =======     =======

     Revenues of the MLP represent the gross operating profit (operating revenues less operating expenses) of the MLP hotels as this amount is similar to gross rent received from Historical Red Lion to manage the hotels. As discussed in Note 1, the operating revenues and expenses of the MLP hotels are consolidated in Historical Red Lion's consolidated financial statements.

     Consolidation of the operating revenues and expenses of the MLP does not affect Historical Red Lion's cash flow or net income except to the extent that management fees were paid.

     Summarized balance sheet information for the MLP, not included in the accompanying consolidated balance sheet (including amounts due from and owed to Historical Red Lion) is as follows (in thousands):

                                                              DECEMBER 31,
                                                                  1994
                                                              ------------
    Cash....................................................    $     --
    Noncurrent assets, primarily property and equipment.....     165,205
    Current liabilities.....................................      17,343
    Long-term obligations, net of current portion...........     123,430
    Deferred income taxes...................................       1,401
    Partners' equity........................................      23,031

8.  LOSS ON SALE OF PROPERTY

     During 1993, Historical Red Lion recorded a loss of $1,701,000 which resulted from the sale of excess land and other assets.

9.  SUBSEQUENT EVENTS (UNAUDITED)

     On August 1, 1995, Historical Red Lion contributed substantially all of its assets (excluding 17 hotels (the "Leased Hotels"), certain minority joint venture interests and certain current assets) and certain liabilities to Red Lion Hotels, Inc. ("RLHI") in exchange for 20,899,900 shares of RLHI's common stock. An additional 10,062,500 shares of RLHI's common stock were sold to the public at the August 1, 1995 closing of RLHI's initial public offering, raising net proceeds of $173,388,000.

     Also on August 1, 1995, Historical Red Lion paid $50,052,000 of the remaining indebtedness and contributed the Leased Hotels and the remaining related debt to a new partnership wholly-owned by Historical Red Lion. Such debt, aggregating approximately $91,136,000, was repaid with proceeds from a $97,500,000 refinancing of the Leased Hotels.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     Red Lion was incorporated in March 1994 as a wholly-owned subsidiary of Red Lion, a California Limited Partnership (prior to August 1, 1995, "Historical Red Lion" and, on and after August 1, 1995, the "Partnership"). Red Lion's operations commenced in March 1995 when Historical Red Lion contributed a 49.4% interest in a joint venture which owns the Santa Barbara Red Lion Hotel to Red Lion. Red Lion completed an initial public offering of its common stock on August 1, 1995 (the "Red Lion Offering"). Immediately prior to the closing of the Red Lion Offering, Historical Red Lion repaid certain of its outstanding indebtedness with existing cash balances and contributed substantially all of its assets (excluding 17 hotels (the "Red Lion Leased Hotels"), certain minority joint venture interests and certain current assets) and certain liabilities to Red Lion (the "Red Lion Formation"). On August 1, 1995, Red Lion refinanced or repaid substantially all of the debt contributed pursuant to the Red Lion Formation with the net proceeds of the Red Lion Offering, borrowings under a new term loan and existing cash (the "Red Lion Refinancing"). Red Lion also entered into a long-term master lease with the Partnership for the Red Lion Leased Hotels. In July 1996, Red Lion acquired a hotel in Houston, Texas, containing 319 rooms. In September 1996, Red Lion purchased the Modesto, California hotel, which it managed prior to such acquisition. These two acquisitions and the April 1996 acquisition of a hotel in San Antonio, Texas are referred to herein as the "Red Lion 1996 Hotel Acquisitions."

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the nine month periods ended September 30, 1995 and September 30, 1996 present the results of operations of Doubletree assuming that the Merger, the financing transactions described in Item 2 of the Doubletree Current Report on Form 8-K of which this Unaudited Pro Forma Condensed Consolidated Financial Information is a part (the "Financing Transactions") and the Red Lion Formation and the Red Lion 1996 Hotel Acquisitions had been completed as of January 1, 1995. All material adjustments necessary to conform the financial statement presentation of the results of operations for Red Lion to that of Doubletree and to reflect the foregoing assumptions are presented in the Reclassification Adjustments and Pro Forma Adjustments columns, respectively, which are further described in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

     The unaudited pro forma consolidated balance sheet presents the historical consolidated balance sheets of Doubletree and Red Lion adjusted to reflect the Merger and the Financing Transactions as if each had occurred on September 30, 1996.

     The following information is not necessarily indicative of the results of operations of Doubletree as they may be in the future or as they might have been had the Merger, the Financing Transactions, the Red Lion Formation and the Red Lion 1996 Hotel Acquisitions been consummated at the beginning of the period shown. The Unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with the audited historical consolidated financial statements of Doubletree and Red Lion and the notes thereto.

     Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Current Report on Form 8-K referred to above.

                             DOUBLETREE CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               RED LION                                   DOUBLETREE
                                           ------------------------------------------------   -----------------------------------
                                                           RECLASSIFICATION                               PRO FORMA
                                           PRO FORMA(1)     ADJUSTMENTS(2)      AS ADJUSTED    ACTUAL    ADJUSTMENTS      TOTAL
                                           ------------   -------------------   -----------   --------   -----------     --------
Revenues:
  Management and franchise fees..........    $     --          $  11,389         $  11,389    $ 30,082     $   (299)(a)  $ 41,172
  Owned hotel revenues...................          --            185,413           185,413       7,081       27,074(a)    219,568
  Leased hotel revenues..................          --            132,213           132,213     141,942           --       274,155
  Purchasing and service fees............          --             44,634            44,634      16,487           --        61,121
  Other fees and income..................          --              2,299             2,299         994           --         3,293
  Rooms revenues.........................     277,204           (277,204)               --          --           --            --
  Food and beverage revenues.............     165,281           (165,281)               --          --           --            --
  Other revenues.........................      49,884            (49,884)               --          --           --            --
                                             --------          ---------          --------    --------     --------      --------
    Total revenues.......................     492,369           (116,421)          375,948     196,586       26,775       599,309
                                             --------          ---------          --------    --------     --------      --------
Operating costs and expenses:
  Corporate general and administrative
    expenses.............................          --             10,470            10,470      14,413           --        24,883
  Owned hotel expenses...................          --            122,502           122,502       6,049       20,538(a)    149,089
  Leased hotel expenses..................          --            108,877           108,877     132,644           --       241,521
  Purchasing and service expenses........          --             42,345            42,345      13,925           --        56,270
  Depreciation and amortization..........      19,327                 --            19,327       4,686       25,425(a)     49,438
  Business combination expenses..........      14,662                 --            14,662       2,565           --        17,227
  Departmental direct expenses:
    Rooms................................      68,393            (68,393)               --          --           --            --
    Food and beverage....................     127,450           (127,450)               --          --           --            --
    Other................................      18,588            (18,588)               --          --           --            --
  Property indirect expenses.............     104,010           (104,010)               --          --           --            --
  Other costs............................      36,445            (36,445)               --          --           --            --
  Payments due to owners of managed
    hotels...............................      46,895            (46,895)               --          --           --            --
                                             --------          ---------          --------    --------     --------      --------
    Total operating costs and expenses...     435,770           (117,587)          318,183     174,282       45,963       538,428
                                             --------          ---------          --------    --------     --------      --------
Operating income.........................      56,599              1,166            57,765      22,304      (19,188)       60,881
  Equity in earnings of unconsolidated
    joint ventures.......................       2,299             (2,299)               --          --           --            --
  Interest income........................       3,697              1,133             4,830       4,147           --         8,977
  Interest expense.......................     (21,759)                --           (21,759)       (227)     (17,429)(b)   (39,415)
                                             --------          ---------          --------    --------     --------      --------
Income before income taxes and minority
  interest...............................      40,836                 --            40,836      26,224      (36,617)       30,443
  Minority interest share of income
    (loss)...............................        (758)                --              (758)         35           --          (723)
                                             --------          ---------          --------    --------     --------      --------
Income before income taxes...............      40,078                 --            40,078      26,259      (36,617)       29,720
  Income tax expense.....................      (7,327)                --            (7,327)     (8,468)      11,198(c)     (4,597)
                                             --------          ---------          --------    --------     --------      --------
Net income...............................    $ 32,751          $      --         $  32,751    $ 17,791     $(25,419)     $ 25,123(3)
                                             ========          =========          ========    ========     ========      ========
EARNINGS PER SHARE.......................                                                     $   0.80                   $   0.65(3)
                                                                                              ========                   ========
Weighted average common and common
  equivalent shares outstanding..........                                                       22,219                     38,669
                                                                                              ========                   ========

---------------
(1) Presents the pro forma operating results of Red Lion as if the Red Lion Formation and the Red Lion Refinancing had occurred on January 1, 1995. The pro forma operating results include the operating results of Historical Red Lion for the seven months ended July 31, 1995, the operating results of Red Lion for the ten months ended December 31, 1995 and the following pro forma adjustments: (i) to record $8.5 million of net lease expenses on the Red Lion Leased Hotels, (ii) to decrease depreciation and amortization by $6.4 million related to the Red Lion Leased Hotels, (iii) to decrease interest expense by $10.4 million reflecting the Red Lion Refinancing, (iv) to decrease the minority interest in income from joint venturer by $0.2 million, (v) to increase income tax expense by $11.4 million and (vi) to eliminate $4.6 million of offsetting other revenues and payments due to owners of managed hotels.

(2) Reclassifications to conform the financial statement presentations of Red Lion to that of Doubletree.

(3) During 1995, Doubletree incurred $2.6 million of business combination expenses related to the acquisition of RFS, Inc. ("RFS Management"), a hotel operating company (such acquisition, the "RFS Acquisition"). The pro forma operating results of Red Lion include non-recurring costs associated with the Red Lion Formation of $14.7 million and $9.7 million of deferred tax benefits. Excluding these items and adjusting income taxes to Doubletree's effective tax rate and the statutory tax rate for Red Lion, net income and earnings per share on a pro forma basis would have been $26.2 million and $0.68, respectively.

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

                             DOUBLETREE CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          RED LION                                     DOUBLETREE
                                      ------------------------------------------------   ---------------------------------------
                                                      RECLASSIFICATION                                   PRO FORMA
                                      PRO FORMA(1)     ADJUSTMENTS(2)      AS ADJUSTED      ACTUAL      ADJUSTMENTS      TOTAL
                                      ------------   -------------------   -----------   ------------   -----------     --------
Revenues:
  Management and franchise fees.....    $     --          $   8,483         $   8,483      $ 22,231      $    (221)(a)  $ 30,493
  Owned hotel revenues..............          --            138,554           138,554         5,200         20,190(a)    163,944
  Leased hotel revenues.............          --            100,278           100,278       104,328             --       204,606
  Purchasing and service fees.......          --             33,031            33,031        11,542             --        44,573
  Other fees and income.............          --              1,885             1,885           941             --         2,826
  Rooms revenues....................     215,166           (215,166)               --            --             --            --
  Food and beverage revenues........     118,921           (118,921)               --            --             --            --
  Other revenues....................      36,208            (36,208)               --            --             --            --
                                        --------          ---------          --------      --------       --------      --------
    Total revenues..................     370,295            (88,064)          282,231       144,242         19,969       446,442
                                        --------          ---------          --------      --------       --------      --------
Operating costs and expenses:
  Corporate general and
    administrative expenses.........          --              6,083             6,083        10,841             --        16,924
  Owned hotel expenses..............          --             91,153            91,153         4,403         15,320(a)    110,876
  Leased hotel expenses.............          --             81,237            81,237        97,265             --       178,502
  Purchasing and service expenses...          --             30,671            30,671         9,684             --        40,355
  Depreciation and amortization.....      14,530                 --            14,530         3,252         19,034(a)     36,816
  Business combination expenses.....      14,662                 --            14,662            --             --        14,662
  Departmental direct expenses:
    Rooms...........................      51,475            (51,475)               --            --             --            --
    Food and beverage...............      93,060            (93,060)               --            --             --            --
    Other...........................      13,738            (13,738)               --            --             --            --
  Property indirect expenses........      77,583            (77,583)               --            --             --            --
  Other costs.......................      25,836            (25,836)               --            --             --            --
  Payments due to owners of managed
    hotels..........................      36,591            (36,591)               --            --             --            --
                                        --------          ---------          --------      --------       --------      --------
    Total operating costs and
      expenses......................     327,475            (89,139)          238,336       125,445         34,354       398,135
                                        --------          ---------          --------      --------       --------      --------
Operating income....................      42,820              1,075            43,895        18,797        (14,385)       48,307
  Equity in earnings of
    unconsolidated
    joint ventures..................       1,885             (1,885)               --            --             --            --
  Interest income...................       2,735                810             3,545         3,094             --         6,639
  Interest expense..................     (17,348)                --           (17,348)         (181)       (12,043)(b)   (29,572)
                                        --------          ---------          --------      --------       --------      --------
Income before income taxes and
  minority interest.................      30,092                 --            30,092        21,710        (26,428)       25,374
  Minority interest share of
    (income) loss...................        (463)                --              (463)           77             --          (386)
                                        --------          ---------          --------      --------       --------      --------
Income before income taxes..........      29,629                 --            29,629        21,787        (26,428)       24,988
  Income tax expense................      (3,147)                --            (3,147)       (6,792)         7,984(c)     (1,955)
                                        --------          ---------          --------      --------       --------      --------
Net income..........................    $ 26,482          $      --         $  26,482      $ 14,995      $ (18,444)     $ 23,033(3)
                                        ========          =========          ========      ========       ========      ========
EARNINGS PER SHARE..................                                                       $   0.68                     $   0.60(3)
                                                                                           ========                     ========
Weighted average common and common
  equivalent shares outstanding.....                                                         22,137                       38,587
                                                                                           ========                     ========

---------------
(1) Presents the pro forma operating results of Red Lion as if the Red Lion Formation and the Red Lion Refinancing had occurred on January 1, 1995. The pro forma operating results include the operating results of Historical Red Lion for the seven months ended July 31, 1995, the operating results of Red Lion for the seven months ended September 30, 1995 and the following pro forma adjustments: (i) to record $8.5 million of net lease expenses on the Red Lion Leased Hotels, (ii) to decrease depreciation and amortization by $6.4 million related to the Red Lion Leased Hotels, (iii) to decrease interest expense by $10.4 million reflecting the Red Lion Refinancing, (iv) to decrease the minority interest in income from joint venturer by $0.2 million, and (v) to increase income tax expense by $11.4 million.

(2) Reclassifications to conform the financial statement presentations of Red Lion to that of Doubletree.

(3) RFS Management, as a Subchapter S corporation in 1995 for federal income tax purposes, was generally not liable for federal income taxes. If income taxes, at Doubletree's effective rate, are provided on RFS Management's earnings then net income and earnings per share on a pro forma basis would have been $22.2 million and $0.58, respectively.

                   See Notes to Unaudited Pro Forma Condensed
                       Consolidated Financial Information

                             DOUBLETREE CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               RED LION                                  DOUBLETREE
                                             --------------------------------------------   ------------------------------------
                                                         RECLASSIFICATION                                 PRO FORMA
                                              ACTUAL      ADJUSTMENTS(1)      AS ADJUSTED     ACTUAL     ADJUSTMENTS     TOTAL
                                             --------   -------------------   -----------   ----------   -----------    --------
Revenues:
  Management and franchise fees............  $     --        $   9,340         $   9,340     $ 28,258     $    (190)(a) $ 37,408
  Owned hotel revenues.....................        --          150,651           150,651        5,972        14,581(a)   171,204
  Leased hotel revenues....................        --          105,984           105,984      137,701            --      243,685
  Purchasing and service fees..............        --           40,894            40,894       11,800            --       52,694
  Other fees and income....................        --            1,277             1,277        2,233            --        3,510
  Rooms revenues...........................   236,017         (236,017)               --           --            --           --
  Food and beverage revenues...............   120,278         (120,278)               --           --            --           --
  Other revenues...........................    43,510          (43,510)               --           --            --           --
                                             --------        ---------          --------     --------      --------     --------
    Total revenues.........................   399,805          (91,659)          308,146      185,964        14,391      508,501
                                             --------        ---------          --------     --------      --------     --------
Operating costs and expenses:
  Corporate general and administrative
    expenses...............................        --            6,914             6,914       12,811            --       19,725
  Owned hotel expenses.....................        --           97,609            97,609        4,740        11,465(a)   113,814
  Leased hotel expenses....................        --           81,927            81,927      127,153            --      209,080
  Purchasing and service expenses..........        --           39,005            39,005        8,694            --       47,699
  Depreciation and amortization............    14,637               --            14,637        4,417        18,927(a)    37,981
  Departmental direct expenses:
    Rooms..................................    57,419          (57,419)               --           --            --           --
    Food and beverage......................    94,349          (94,349)               --           --            --           --
    Other..................................    14,999          (14,999)               --           --            --           --
  Property indirect expenses...............    84,004          (84,004)               --           --            --           --
  Other costs..............................    26,331          (26,331)               --           --            --           --
  Payments due to owners of managed
    hotels.................................    39,983          (39,983)               --           --            --           --
                                             --------        ---------          --------     --------      --------     --------
    Total expenses.........................   331,722          (91,630)          240,092      157,815        30,392      428,299
                                             --------        ---------          --------     --------      --------     --------
Operating income...........................    68,083              (29)           68,054       28,149       (16,001)      80,202
  Equity in earnings of unconsolidated
    joint ventures.........................     1,277           (1,277)               --           --            --           --
  Interest income..........................     1,630            1,306             2,936        3,478            --        6,414
  Interest expense.........................   (13,396)              --           (13,396)        (175)      (15,995)(b)  (29,566)
                                             --------        ---------          --------     --------      --------     --------
Income before income taxes and minority
  interest.................................    57,594               --            57,594       31,452       (31,996)      57,050
  Minority interest share of (income)
    loss...................................    (1,354)              --            (1,354)           6            --       (1,348)
                                             --------        ---------          --------     --------      --------     --------
Income before income taxes.................    56,240               --            56,240       31,458       (31,996)      55,702
  Income tax expense.......................   (22,296)              --           (22,296)     (11,011)       10,212(c)   (23,095)
                                             --------        ---------          --------     --------      --------     --------
Net income.................................  $ 33,944        $      --         $  33,944     $ 20,447     $ (21,784)    $ 32,607
                                             ========        =========          ========     ========      ========     ========
  EARNINGS PER SHARE.......................                                                  $   0.88                   $   0.82
                                                                                             ========                   ========
  Weighted average common and common
    equivalent shares outstanding..........                                                    23,183                     39,633
                                                                                             ========                   ========

---------------
(1) Reclassifications to conform the financial statement presentations of Red Lion to that of Doubletree.

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

                    DOUBLETREE CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                AS OF SEPTEMBER 30, 1996
                                                    ------------------------------------------------
                                                    HISTORICAL       PRO FORMA
                                                    DOUBLETREE     ADJUSTMENTS(4)         PRO FORMA
                                                    ----------     --------------         ----------
ASSETS
Cash and cash equivalents.........................    $ 50,701       $   (6,862)(a)(c)    $   43,839
Accounts receivable, net..........................      25,054           22,969(b)            48,023
Other.............................................       4,534            7,723(b)            12,257
                                                      --------       ----------           ----------
     Total current assets.........................      80,289           23,830              104,119
                                                      --------       ----------           ----------
Notes and other receivables.......................      33,021            1,800(b)            34,821
Investments.......................................      36,039           43,100(b)            79,139
Due from affiliates...............................          --           29,000(b)            29,000
Property and equipment, net.......................      13,787          636,350(b)           650,137
Management contracts, net.........................      47,560          422,300(b)           469,860
Deferred costs and other assets...................       4,164           21,470(b)            25,634
Goodwill, net.....................................      15,127          344,965(b)           360,092
                                                      --------       ----------           ----------
                                                      $229,987       $1,522,815           $1,752,802
                                                      ========       ==========           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.............    $ 47,455       $   81,204(b)(c)     $  128,659
Current portion of long-term debt.................          --            5,000(d)             5,000
                                                      --------       ----------           ----------
     Total current liabilities....................      47,455           86,204              133,659
                                                      --------       ----------           ----------
Long-term debt, net of current portion............          --          545,722(d)           545,722
Other long-term liabilities.......................          --           11,697(b)            11,697
Deferred income taxes.............................      19,885          246,846(b)           266,731
                                                      --------       ----------           ----------
     Total liabilities............................      67,340          890,469              957,809
                                                      --------       ----------           ----------
Common stock......................................         231              164(e)               395
Additional paid-in capital........................     128,191          632,182(e)           760,373
Unearned employee compensation....................        (158)              --                 (158)
Unrealized gain on marketable securities..........          44               --                   44
Retained earnings.................................      34,339               --               34,339
                                                      --------       ----------           ----------
     Total Stockholders' Equity...................     162,647          632,346              794,993
                                                      --------       ----------           ----------
                                                      $229,987       $1,522,815           $1,752,802
                                                      ========       ==========           ==========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

                             DOUBLETREE CORPORATION

1. ASSUMPTIONS

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the nine month periods ended September 30, 1995 and September 30, 1996 are presented as if each of the following events occurred on January 1, 1995: (1) the Merger, including the issuance of approximately $291.6 million of Doubletree Common Stock as Merger consideration,
(2) the Red Lion 1996 Hotel Acquisitions (which are further described below),
(3) the borrowing of $461.6 million under the Credit Facility, (4) the sale of $100.0 million of Doubletree Common Stock pursuant to the GEPT Equity Investment, (5) the receipt of net proceeds (after deducting underwriting discounts and offering expenses) of $240.8 million from the Public Equity Offering, (6) the payment of approximately $688.2 million in cash consideration to the stockholders and optionholders of Red Lion pursuant to the Merger and (7) the repayment of existing Red Lion indebtedness of approximately $124.2 million with a portion of the proceeds obtained from the Financing Transactions and cash on hand of Doubletree. The Merger has been accounted for as a purchase transaction in accordance with generally accepted accounting principles and, accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values as of that date. The excess of the purchase price over the fair value of the net assets acquired, goodwill, is being amortized over 40 years.

2. RECLASSIFICATIONS

     Reclassifications have been made to the pro forma statements of operations and balance sheet for Red Lion to conform with the financial statement presentation used by Doubletree as follows:

     -- Red Lion has followed the practice of recording the operating revenues and expenses and working capital of hotels managed but not owned by Red Lion. The hotel owners' profit had been recorded as payments due to owners. Reclassifications have been made to eliminate these amounts and reflect the net management fee earned by Red Lion.

     -- Revenues earned and expenses incurred in providing purchasing and other services to hotels, previously reported at an amount equal to the net profit resulting from the transactions, have been grossed up.

     -- Reclassification of hotel revenues and expenses as managed, owned and leased from departmental revenues and expenses.

3. PRO FORMA ADJUSTMENTS -- STATEMENTS OF OPERATIONS

     The following adjustments have been made to the Unaudited Pro Forma Condensed Consolidated Statements of Operations:

          (a) To record the change in depreciation and amortization resulting from the application of purchase accounting and amortization of loan fees related to the Financing Transactions. Red Lion acquired one hotel in April of 1996 for $26.0 million and two hotels for $37.3 million during the third quarter of 1996 (the "Red Lion 1996 Hotel Acquisitions"). The pro forma results of operations include the operating results of these hotels as if they were owned as of January 1, 1995. Hotel management fees from the hotel acquired in September of 1996 (which was previously managed) have been eliminated.

          (b) To eliminate actual interest expense of Red Lion and record interest expense associated with the Financing Transactions. An effective interest rate of 7.06% was assumed for all periods on borrowings under the Credit Facility. The effect of a 1/8 percent change in the interest rate would be approximately $577,000 for the year ended December 31, 1995 and $433,000 for the nine months ended September 30, 1995 and 1996, respectively.

          (c) To reflect an effective tax rate of 40% on all pro forma adjustments except for amortization of goodwill.

4. PRO FORMA ADJUSTMENTS -- BALANCE SHEET

     The following adjustments have been made to the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

          (a) Adjustments to reflect the net increase in cash and cash equivalents consisting of:

            Existing Red Lion cash...................................  $  18,706
            Proceeds from the GEPT Equity Investment.................    100,000
            Net proceeds from the Public Equity Offering.............    240,773
            Proceeds from borrowings under the Credit Facility.......    461,600
            Expenses paid at closing.................................    (15,557)
            Repayment of existing notes payable......................   (124,184)
            Cash consideration paid pursuant to the Merger...........   (688,200)
                                                                       ---------
                                                                       $  (6,862)
                                                                       =========

          (b) Adjustment to reflect the allocation of the purchase price to the assets acquired, liabilities assumed, deferred tax liability on the step-up in the historical basis and the excess of the purchase price over the net assets acquired.

          (c) Adjustment to increase accounts payable and accrued expenses by the estimated costs to be incurred to complete the transaction of $30.7 million.

          (d) Adjustment to record debt to reflect the Financing Transactions.

          (e) Adjustment to record the shares issued in connection with the Merger, the Public Equity Offering and the GEPT Equity Investment.

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                                 DESCRIPTION                                   PAGE
    ------    ---------------------------------------------------------------------  ------------
      2.1-    Agreement and Plan of Merger dated as of September 12, 1996, by and among Doubletree Corporation, RLH Acquisition Corp. and Red Lion
              Hotels, Inc..........................................................
      10.1    Securities Purchase Agreement dated as of October 31, 1996 by and between the Company and the Trustees of General Electric Pension
              Trust................................................................
      10.2    Warrants to purchase 262,753 shares of Common Stock of Doubletree
              Corporation..........................................................
      10.3    Credit Agreement dated as of November 8, 1996 by and among the
              Company, Morgan Stanley Senior Funding, Inc., as syndication agent and arranger thereunder, The Bank of Nova Scotia, as administrative agent thereunder, and the lenders identified therein.................
      10.4    Amendment No. 3 to the Incorporation and Registration Rights
              Agreement dated as of November 8, 1996 by and among Doubletree
              Corporation, GE Investment Hotel Partners I, Limited Partnership,
              Metpark Funding Inc., The Ueberroth Family Trust, Ueberroth
              Investment Trust, Richard J. Ferris, Ridge Partners, L.P., Robert M.
              Solmson (for himself and as attorney-in-fact for the RFS
              Shareholders, as defined therein), Canadian Pacific Hotel Holdings
              (U.S.) Inc. and Red Lion, a California Limited Partnership...........
      10.5    Partnership Services Agreement dated as of November 8, 1996 by and among Doubletree Corporation, Red Lion Hotels, Inc., Red Lion, a
              California Limited Partnership and the affiliates thereof identified therein..............................................................
      10.6    Guaranty of Lease Obligations dated as of November 8, 1996 by and among Doubletree Corporation, Red Lion Hotels, Inc. and RLH
              Partnership, L.P.....................................................
      10.7    Master Lease dated August 1, 1995 between RLH Partnership, L.P. and
              Red Lion Hotels, Inc.................................................
      99.1    Press Release of Doubletree Corporation dated November 8, 1996.......
      99.2    Press Release of Doubletree Corporation dated November 13, 1996......
      99.3    Second Press Release of Doubletree Corporation dated November 13,
              1996.................................................................

---------------

* Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated September 12, 1996.